As filed with the Securities and Exchange Commission on April 29, 1997.

                                                    File No. 811-6647
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 8

                                       TO

                                    FORM N-1A

                             REGISTRATION STATEMENT

                    UNDER THE INVESTMENT COMPANY ACT OF 1940




                             GROWTH STOCK PORTFOLIO

               (Exact Name of Registrant as Specified in Charter)




                       P.O. Box 7177, 6000 Memorial Drive
                               Dublin, Ohio 43017

                    (Address of Principal Executive Offices)


     Registrant's Telephone Number, including Area Code: 614-766-7000

     Donald F. Meeder, P.O. Box 7177, 6000 Memorial Drive, Dublin, OH 43017

                    (Name and Address of Agent for Service)

                                    Copy to:
                                 James B. Craver
                                  P. O. Box 811
                              Dover, MA 02030-0811
================================================================================


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                                EXPLANATORY NOTE


         This Amendment to the Registration Statement of Growth Stock Portfolio has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act"). However, beneficial interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), since such interests will be offered solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.

                                     PART A

     Responses to Items 1 through 3 have been omitted pursuant to paragraph 4 of Instruction F of the General Instructions to Form N-1A.

ITEM 4.  GENERAL DESCRIPTION OF REGISTRANT.

     Growth Stock Portfolio (the "Portfolio") is a diversified, open-end management investment company which was organized as a trust under the laws of the State of New York on November 1, 1991.

     Beneficial interests in the Portfolio are offered solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.


     The Portfolio's investment adviser and investment subadviser are R. Meeder & Associates, Inc. (the "Manager" or "Adviser")and Sector Capital Management, L.L.C. (the "Subadviser"), respectively. The Portfolio seeks capital growth by investing primarily in a diversified portfolio of domestic common stocks with greater than average growth characteristics selected primarily from the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500"). Current income will not be a primary objective. Under normal conditions, at least 80% of the Portfolio's total assets will be invested in domestic common stocks and at least 65% of the Portfolio's total assets will be invested in growth stocks.


     Common stocks are selected for the Portfolio from all domestic publicly traded common stocks; however, at least 70% of the assets of the Portfolio invested in common stocks will be invested in common stocks which are included in the S&P 500.

     The Portfolio consists of investment portfolios representing each of the industry sectors (identified by the Subadviser) comprising the S&P 500. The assets of the Portfolio will be allocated to each of these industry sectors in approximately the same proportion as these industry sectors are represented in the S&P 500 on a market capitalization-weighted basis. The Subadviser continuously reviews the representation of the industry sectors in the S&P 500 and continuously categorizes domestic publicly traded common stocks into a specific industry sector.

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     The total market value of the common stocks in each industry sector of the
S&P 500 is compared by the Subadviser to the total market value of all common stocks in the S&P 500 to determine each industry sector's weighting in the S&P
500. If the weighting of any industry sector in the Portfolio varies from the weighting on a market-capitalization basis of that industry sector in the S&P 500 at the end of any month, the amount of assets in the Portfolio allocated to that industry sector will be reallocated by the Subadviser. The Subadviser may make a reallocation more frequently than monthly if it chooses to do so in its sole discretion. Reallocations may result in additional transaction costs to the extent that sales of securities as part of such reallocations result in higher portfolio turnover.

     Except as otherwise provided below, the assets of the Portfolio representing each of these industry sectors are managed on a discretionary basis by one or more separate investment advisers (the "Sector Advisers") selected by the Subadviser, subject to the review and approval of the Board of Trustees of the Portfolio.

     Assets of the Portfolio representing each of the industry sectors are managed by one or more Sector Advisers, except (i) the assets of the Portfolio representing the health sector are managed and "indexed" by the Subadviser until it selects one or more Sector Advisers, subject to the review and approval of the Portfolio Trustees, to manage the assets of the Portfolio representing the health sector and (ii) in the event a Sub-subadvisory Agreement is terminated leaving no Sector Adviser to manage the assets of the Portfolio representing an industry sector, the Subadviser will, upon termination and until a new Sector Adviser were selected, manage and "index" the assets of the Portfolio representing the applicable industry sector by selling any stocks representing the industry sector that are not included in the S&P 500 and investing the assets comprising the industry sector in S&P 500 stocks identified by the Subadviser as belonging to that industry sector in the same proportion as those stocks are represented in the S&P 500 on a market capitalization-weighted basis.

     Each Sector Adviser is limited to the list of companies identified by the Subadviser which represents the Sector Adviser's specific industry sector. Each Sector Adviser then selects those common stocks which, in its opinion, best represent the industry sector the Sector Adviser has been assigned. In selecting securities for the Portfolio, the Sector Advisers evaluate factors believed to be favorable to long-term growth of capital including specific financial characteristics of the issuer such as historical earnings growth, sales growth, profitability and return on equity. The Sector Advisers also analyze the issuer's position within its industry sector as well as the quality and experience of the issuer's management.

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     Up to 20% of the Portfolio's assets may be invested in temporary investments such as money market instruments, obligations issued or guaranteed by the U.S. Government, its agencies and instrumentalities, and repurchase agreements. See "Additional Investment Policies - Money Market Instruments and Bonds." The Portfolio may purchase stock index futures contracts and related options. See "Additional Investment Policies - Hedging Strategies and Option Strategies". Up to 5% of the total assets of the Portfolio may be invested in American Depositary Receipts.

     As a fundamental policy, the Portfolio may not own more than 10% of the outstanding voting shares of any issuer and with respect to 75% of the total assets of the Portfolio, the Portfolio will not purchase a security of any issuer (other than cash items and U.S. Government Securities, as defined in the Investment Company Act of 1940) if such purchase would cause the Portfolio's holdings of that issuer to amount to more than 5% of the Portfolio's total assets.

                         ADDITIONAL INVESTMENT POLICIES

MONEY MARKET INSTRUMENTS AND BONDS

     When investing in money market instruments or bonds, the Portfolio will limit its purchases to the following securities:

     o U.S. Government Securities and Securities of its Agencies and Instrumentalities.

     o    Bank Obligations and Instruments Secured Thereby.

     o High Quality Commercial Paper -- The Portfolio may invest in commercial paper rated no lower than "A-2" by Standard & Poor's Corporation or "Prime-2" by Moody's Investors Services, Inc., or, if not rated, issued by a company having an outstanding debt issue rated at least A by Standard & Poor's or Moody's.

     o Private Placement Commercial Paper -- unregistered securities which are traded in public markets to qualified institutional investors, such as the Portfolio.

     o High Grade Corporate Obligations -- obligations rated at least A by Standard & Poor's or Moody's.

     o Repurchase Agreements Pertaining to the Above -- The Portfolio may invest in any of the above securities subject to repurchase agreements with any Federal Reserve reporting dealer or member bank of the Federal Reserve System. Repurchase agreements usually are for short periods, such as one week or less, but could be longer. The Portfolio will not invest more than 10% of its assets, at time of purchase, in repurchase agreements which mature in excess of seven days or in other illiquid or not readily marketable securities.

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HEDGING STRATEGIES

     The Portfolio may engage in hedging transactions in carrying out its investment policies. A hedging program may be implemented for the following reasons: (1) To gain equity market exposure for unallocated and uninvested cash balances of the Portfolio; (2) To protect the value of specific securities owned or intended to be purchased while the Investment Adviser, Subadviser or a Sector Adviser is implementing a change in the Portfolio's investment position; (3) To protect portfolio values during periods of extraordinary risk without incurring transaction costs associated with buying or selling actual securities; and (4) To utilize the "designated hedge" provisions of Subchapter M of the Internal Revenue Code as a permitted means of avoiding taxes that would otherwise have to be paid on gains from the sale of portfolio securities.

     A hedging program involves entering into an "option" or "futures" transaction in lieu of the actual purchase or sale of securities. At present, many groups of common stocks (stock market indices) may be made the subject of futures contracts.

     Derivatives are financial instruments whose performance is derived, at least in part, from the performance of an underlying asset, security or index. Accordingly, these financial futures contracts or related options used by the Portfolio to implement its hedging strategies are considered derivatives. The value of derivatives can be affected significantly by even small market movements, sometimes in unpredictable ways. They do not necessarily increase risk, and may in fact reduce risk.

     The Portfolio will not engage in transactions in financial futures contracts or related options for speculation but only as a hedge against changes in the market value of securities held in the Portfolio, securities which it intends to purchase or to gain market exposure for unallocated and uninvested cash balances. The Portfolio will only enter in such transactions when they are economically appropriate to meeting portfolio investment objectives and to the reduction of risks inherent in the ongoing management of the Portfolio.

     For certain regulatory purposes, the Commodity Futures Trading Commission ("CFTC") limits the types of futures positions that can be taken in conjunction with the management of a securities portfolio for a mutual fund, such as the Fund. All futures transactions for the Portfolio will consequently be subject to the restrictions on the use of futures contracts established in CFTC rules, such as observation of the CFTC's definition of "hedging". In addition, whenever the

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Portfolio establishes a long futures position, it will set aside cash or cash equivalents equal to the underlying commodity value of the long futures contracts held by the Portfolio. Although all futures contracts involve leverage by virtue of the margin system applicable to trading on futures exchanges, the Portfolio will not, on a net basis, have leverage exposure on any long futures contracts that it establishes because of the cash set aside requirement. All futures transactions can produce a gain or a loss when they are closed, regardless of the purpose for which they have been established. Unlike short futures contracts positions established to protect against the risk of a decline in value of existing securities holdings, the long futures positions established by the Portfolio to protect against reinvestment risk are intended to protect the Portfolio against the risks of reinvesting portfolio assets that arise during periods when the assets are not fully invested in securities.

     The Portfolio may not purchase or sell financial futures or purchase related options if immediately thereafter the sum of the amount of margin deposits on the Portfolio's existing futures positions and premiums paid for related options would exceed 5% of the market value of the Portfolio's total assets.

     The Portfolio expects that any gain or loss on hedging transactions will be substantially offset by any gain or loss on the securities underlying the contracts or being considered for purchase. There can be no guaranty that the Portfolio will be able to realize this objective and, as noted below under "Risk Factors," there are some risks in utilizing a hedging strategy.

OPTION STRATEGIES

     The Portfolio may write (sell) covered call options. The purpose of such transactions is to: (1) hedge against changes in the market value of specific securities held by the Portfolio; and/or (2) to generate incremental income by capturing the proceeds of options sold.

     The Portfolio may write (sell) call options, but only if such options are covered and remain covered as long as the Portfolio is obligated as a writer of the option (seller). A call option is "covered" if the Portfolio owns the underlying security covered by the call. If a "covered" call option expires un-exercised, the writer realizes a gain in the amount of the premium received. If the covered call option is exercised, the writer realizes either a gain or a loss from the sale of the underlying security with the proceeds to the writer being increased by the amount of the premium. Prior to its expiration, a call option may be closed out by means of a purchase of an identical option. Any gain or loss from such transaction will depend on whether the amount paid is more or less than the premium received for the option plus related transaction costs.

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ITEM 5.  MANAGEMENT OF THE PORTFOLIO.

     The Portfolio's Board of Trustees provides broad supervision over the affairs of the Portfolio. The address of the Adviser is P.O. Box 7177, 6000 Memorial Drive, Dublin, Ohio 43017. A majority of the Portfolio's Trustees are not affiliated with the Adviser. Star Bank, N.A., Cincinnati ("Star Bank") is the Portfolio's custodian and Mutual Funds Service Co. ("MFSCo") is the Portfolio's transfer agent and dividend paying agent. The address of the custodian is Star Bank Center, 425 Walnut Street, Cincinnati, Ohio 45202 and the address of MFSCo is 6000 Memorial Drive, Dublin, Ohio 43017.


     The Portfolio has not retained the services of a principal underwriter or distributor, as interests in the Portfolio are offered solely in private placement transactions.


     R. Meeder & Associates, Inc., has been an adviser to individuals and retirement plans since 1974 and has served as investment adviser to registered investment companies since 1982. The Manager serves the Portfolio pursuant to an Investment Advisory Agreement under the terms of which it has agreed to provide an investment program within the limitations of the Portfolio's investment policies and restrictions, and to furnish all executive, administrative, and clerical services required for the transaction of Portfolio business, other than accounting services and services which are provided by the Portfolio's custodian, transfer agent, independent accountants and legal counsel. The Manager invests the Portfolio's liquidity reserves and may invest the Portfolio's financial futures contracts and related options.


     The Manager was incorporated in Ohio in 1974 and maintains its principal offices at 6000 Memorial Drive, Dublin, Ohio 43017. The Adviser is a wholly-owned subsidiary of Muirfield Investors, Inc. ("MII"). MII is controlled by Robert S. Meeder, Sr. through ownership of voting common stock. MII conducts business only through its six subsidiaries which are the Manager; Mutual Funds Service Co., the Portfolio's transfer agent; Adviser Dealer Services, Inc., a registered broker-dealer; Opportunities Management Co., a venture capital investor; Meeder Advisory Services, Inc., a registered investment adviser and OMCO, Inc., a registered commodity trading adviser and commodity pool operator.

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     The Manager's officers and directors are as follows: Robert S. Meeder, Sr.,
Chairman and Sole Director; Robert S. Meeder, Jr., President; Philip A. Voelker, Senior Vice President and Chief Operating Officer; Donald F. Meeder, Vice President and Secretary; Sherrie L. Acock, Vice President; Robert D. Baker, Vice President; Wesley F. Hoag, Vice President and General Counsel; Steven T. McCabe, Vice President; and Roy E. Rogers, Vice President.

     Philip A. Voelker is primarily responsible for managing the liquidity reserve of the Portfolio and managing the futures contracts and related options of the Portfolio on behalf of the Manager. Mr. Voelker is a Vice President and Trustee of the Portfolio, Vice President and Trustee of The Flex-funds and The Flex-Partners and Senior Vice President and Chief Operating Officer of the Manager. Mr. Voelker has been associated with the Manager since 1975.


     The Manager earns an annual fee, payable in monthly installments, at the rate of 1% of the first $50 million, 0.75% of the next $50 million and 0.60% in excess of $100 million of the Portfolio's average net assets.

     All compensation to the Manager will be shared by the Subadviser and the Manager out of the Manager's fee from the Portfolio in accordance with a formula such that the Manager will receive 70% and the Subadviser 30% of the fee payable with respect to the net assets of the Portfolio upon effectiveness of the subadvisory arrangement; then the Subadviser will receive 70% and the Manager 30% of the fee attributable to any additional net assets of the Portfolio up to an amount of net assets equal to the net assets at effectiveness of the subadvisory arrangement, then the Manager and the Subadviser will share equally the fee attributable to any additional net assets of the Portfolio up to $50 million of the net assets. With respect to net assets of more than $50 million and less than $100 million, the applicable fee of 0.75% will be shared such that the Manager will receive 0.35% and the Subadviser 0.40%. For net assets of $100 million and more, the applicable 0.60% fee will be shared such that the Manager will receive 0.25% and Subadviser 0.35%.

     Accounting, stock transfer, dividend disbursing, and shareholder services are provided to the Portfolio by Mutual Funds Service Co., 6000 Memorial Drive, Dublin, Ohio 40317, a wholly-owned subsidiary of MII. The minimum annual fee, payable monthly, for accounting services in the Portfolio is $7,500. Subject to the applicable minimum fee, the fee is computed at the rate of 0.15% of the first $10 million, 0.10% of the next $20 million, 0.02% of the next $50 million and 0.01% in excess of $80 million of the Portfolio's average net assets.

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     For the year ended December 31, 1996, total payments to Mutual Funds
Service Co. amounted to $30,867 for the Portfolio.


                                   SUBADVISER

     Sector Capital Management, L.L.C. (the "Subadviser"), 5350 Poplar Avenue, Suite 490, Memphis, Tennessee 38119, serves as the Growth Stock Portfolio's subadviser under an Investment Subadvisory Agreement among the Portfolio, the Manager and the Subadviser. The Subadviser furnishes investment advisory services in connection with the management of the Growth Stock Portfolio.


     The Subadviser is a Georgia limited liability company that has been a registered investment adviser to individuals, pension and profit sharing plans, trusts, charitable organizations, corporations and other institutions since January, 1995. As of December 31, 1996, the Subadviser held discretionary investment authority over approximately $96 million of assets. The Subadviser is controlled by William L. Gurner and John K. Donaldson. Mr. Gurner is primarily responsible for the day-to-day management of the Portfolio through interaction with each of the Sector Advisers. Mr. Gurner is also primarily responsible for managing the futures contracts and related options of the Portfolio on behalf of the Subadviser. Mr. Gurner has been associated with the Subadviser since its inception in January, 1995. Mr. Gurner, President, Administrator, Manager and a Member of the Subadviser, is a trustee of The Growth Stock Portfolio, The Flex-funds and The Flex-Partners, mutual funds whose corresponding portfolios are also advised by the Manager.


     The Subadviser and the Portfolio have entered into a Sub-subadvisory Agreement with each Sector Adviser selected for the Portfolio. It is the Subadviser's responsibility to select, subject to the review and approval of the Board of Trustees, the Sector Advisers who have distinguished themselves by able performance in respective areas of expertise in sector management and to review their continued performance. In addition, it is the Subadviser's responsibility to categorize publicly traded domestic common stocks into a specific industry sector. The Subadviser may also invest the Portfolio's financial futures contracts and related options.

     Subject to the supervision and direction of the Portfolio's Board of Trustees, the Subadviser provides to the Portfolio investment management evaluation services principally by performing initial due diligence on prospective Sector Advisers for the Portfolio and thereafter monitoring Sector Adviser performance through quantitative and qualitative analysis as well as periodic in-person, telephonic and written consultations with Sector Advisers. In evaluating prospective Sector Advisers, the Subadviser considers among other factors, each Sector Advisers level of expertise; relative performance and consistency of performance, level of adherence to investment discipline or philosophy; personnel, facilities and financial strength; and quality of service and client communications. The Subadviser has responsibility for communicating performance expectations and evaluations to Sector Advisers and ultimately recommending to the Board of Trustees of the Portfolio whether Sector Advisers' contracts should be renewed, modified, or terminated. The Subadviser provides reports to the Portfolio's Board of Trustees regarding the results of its evaluation and monitoring functions.

     The Subadviser pays each Sector Adviser a fee for its investment advisory services that is computed daily and paid monthly based on the value of the average net assets of the Portfolio assigned by the Subadviser to the Sector Adviser at an annual rate equal to 0.25%.

     Investors should be aware that the Subadviser may be subject to a conflict of interest when making decisions regarding the retention and compensation of particular Sector Advisers. However, the Subadviser's decisions regarding the selection of Sector Advisers and specific amount of the compensation to be paid to Sector Advisers, are subject to review and approval by a majority of the Board of Trustees of the Portfolio.

     Although the Subadviser and the Sector Advisers' activities are subject to general oversight by the Board of Trustees and the officers of the Portfolio, neither the Board nor the officers evaluate the investment merits of any Sector Adviser's individual security selections. The Board of Trustees will review regularly the Portfolio's performance compared to the applicable indices and also will review the Portfolio's compliance with its investment objectives and policies.

     While the investment professionals of the Subadviser have experience in asset management and the selection of investment advisers, prior to the Subadviser becoming the subadviser to the Portfolio, on December 31, 1996, it did not have previous experience in providing investment advisory services to an investment company.

     The Portfolio intends to file an exemptive order application (the "Application") with the Securities and Exchange Commission (the "SEC") seeking an exemption from Section 15(a)(1) of the Investment Company Act of 1940 to the extent necessary to permit the Portfolio and the Subadviser to enter into Investment Subadvisory Agreements with each Sector Adviser without such agreements being approved by the shareholders of the Portfolio except for Investment Subadvisory Agreements with an affiliated person of the Portfolio, the Manager or the Subadviser other than by reason of such affiliated person serving as an existing Sector Adviser to the Portfolio. Applicable orders granted by the SEC to other investment companies seeking similar exemptions have required as a condition to granting the order that the investment company obtain shareholder approval for such a policy. The Portfolio expects that the SEC will impose the same condition on the Portfolio and accordingly on December 20, 1996, at a Special Meeting of the shareholders of the Portfolio, the shareholders approved a proposal to allow the Portfolio and the Subadviser to enter into Investment Subadvisory Agreements with Sector Advisers without such agreements being approved by the shareholders of the Portfolio. In addition, the Portfolio's Application will likely include the condition that within 90 days of the hiring of any new Sector Advisers and executing a new Investment Subadvisory Agreement, the Subadviser will furnish shareholders with an information statement about the new Sector Adviser and Investment Subadvisory Agreement. There is no guarantee that the SEC will grant the Portfolio's application for exemptive relief. Any changes to the Investment Advisory Contract between the Portfolio and the Manager or the Investment Subadvisory Agreement between the Portfolio, Manager and Subadviser still require shareholder approval. In accordance with the terms of the application for exemption, a majority of the shareholders of the Fund have approved the operation of the Trust in accordance with the exemption.

     SECTOR ADVISERS: The Sector Advisers have agreed to an investment advisory fee based on the average net assets of the Portfolio assigned to them by the Subadviser at an annual rate equal to .25%, which is generally lower than the fees they charge to institutional accounts for which they serve as investment adviser, and for which they perform all administrative responsibilities.

     Subject to the supervision and direction of the Subadviser and, ultimately, the Board of Trustees of the Portfolio, each Sector Adviser's responsibilities are limited to managing its portion of the securities held by the Portfolio in accordance with the Portfolio's stated investment objective and policies, making investment decisions for the Portfolio and placing orders to purchase and sell securities on behalf of the Portfolio.

     The following sets forth certain information about each of the Sector
Advisers:


     MILLER/HOWARD INVESTMENTS, INC. serves as Sector Adviser to the utilities and transportation sectors of the Portfolio. Miller/Howard is a registered investment adviser which has been providing investment services to broker-dealers, investment advisers, employee benefit plans, endowment portfolios, foundations and other institutions and individuals since 1984. As of December 31, 1996, Miller/Howard held discretionary investment authority over approximately $183 million of assets. Lowell Miller and Helen Hamada who are, respectively, Miller/Howard's President, Secretary and a director and its Vice President, Treasurer and a director, each own more than 10% of the outstanding voting securities of Miller/Howard. Mr. Miller is the portfolio manager primarily responsible for the day-to-day management of those assets of the Portfolio allocated to Miller/Howard. Mr. Miller has been associated with Miller/Howard since 1984. Mr. Miller is a a Trustee of the Growth Stock Portfolio, a Trustee and a Vice President of The Flex-funds and a trustee and a Vice President of The Flex-Partners, mutual funds whose corresponding portfolios are also advised by the Manager. Miller/Howard's principal executive offices are located at 141 Upper Byrdcliffe Road, Post Office Box 549, Woodstock, New York, 12498.

     HALLMARK CAPITAL MANAGEMENT, INC. serves as Sector Adviser to the capital goods sector of the Portfolio. Hallmark is a registered investment adviser which has been providing investment services to individuals; banks; pension, profit sharing, and other retirement plans; trusts; endowments; foundations; and other charitable organizations since 1986. As of December 31, 1996, Hallmark held discretionary investment authority over approximately $120 million of assets. Peter S. Hagerman owns more than 10% of the outstanding voting securities of Hallmark. Mr. Hagerman, Chairman of the Board, President, and Chief Executive Officer, Thomas S. Moore, Senior Vice President and Chief Investment Officer, and Kathryn A. Skwieralski, Senior Vice President, Treasurer, Chief Financial and Administrative Officer, are the directors of Hallmark. Mr. Hagerman is the portfolio manager primarily responsible for the day-to-day management of those assets of the Portfolio allocated to Hallmark. Mr. Hagerman has been associated with Hallmark since 1986. Hallmark's principal executive offices are located at One Greenbrook Corporate Center, 100 Passaic Avenue, Fairfield, New Jersey, 07004.

     BARROW, HANLEY, MEWHINNEY & STRAUSS, INC. serves as Sector Adviser to the consumer durable and non-durable sectors of the Portfolio. Barrow is a registered investment adviser which has been providing investment services to banks; investment companies; pension and profit sharing plans; charitable organizations and corporations since 1979. As of December 31, 1996, Barrow held discretionary investment authority over approximately $20.5 billion of assets. Barrow is a wholly-owned subsidiary of United Asset Management. Bryant M. Hanley, Jr., President and Chief Executive Officer, is the sole director of Barrow. Michael C. Mewhinney is the portfolio manager primarily responsible for the day-to-day management of those assets of the Portfolio allocated to Barrow. Mr. Mewhinney has been associated with Barrow since 1979. Barrow's principal executive offices are located at 3232 McKinney Avenue, 15th Floor, Dallas, Texas, 75204-2429.

     THE MITCHELL GROUP, INC. serves as Sector Adviser to the energy sector of the Portfolio. The Mitchell Group is a registered investment adviser which has been providing investment services to individuals; banks; investment companies; pension and profit sharing plans; charitable organizations, corporations and other institutions since 1989. As of December 31, 1996, The Mitchell Group held discretionary investment authority over approximately $245 million of assets. Rodney Mitchell, President, Chief Executive Officer, Chief Investment Officer and sole director, owns more than 10% of the outstanding voting securities of The Mitchell Group. Mr. Mitchell is the portfolio manager primarily responsible for the day-to-day management of those assets of the Portfolio allocated to The Mitchell Group. Mr. Mitchell has been associated with The Mitchell Group since 1989. The Mitchell Group's principal executive offices are located at 1100 Louisiana, #4810, Houston, Texas, 77002.

     ASHLAND MANAGEMENT INCORPORATED serves as Sector Adviser to the materials and services sector of the Portfolio. Ashland is a registered investment adviser which has been providing investment services to individuals, pension and profit sharing plans, charitable organizations, corporations and other institutions since 1975. As of December 31, 1996, Ashland managed accounts having a value of approximately $1.45 billion of assets. Charles C. Hickox, Chairman of the Board, Chief Executive Officer and a director, and Perry v.S. Jones, President, Chief Operating Officer and a director, each owns more than 10% of the outstanding voting securities of Ashland. Terence J. McLaughlin, Managing Director of Ashland and Deborah C. Ohl, a Portfolio Management Associate, are the portfolio managers primarily responsible for the day-to-day management of those assets of the Portfolio allocated to Ashland. Mr. McLaughlin has been associated with Ashland since 1984. Ms. Ohl has been employed by Ashland since August, 1992 and has served as a Portfolio Management Associate for Ashland since 1993. From May, 1991 until July, 1992, Ms. Ohl was a research and sales assistant with Kidder, Peabody & Co., Incorporated. Ashland's principal executive offices are located at 26 Broadway, New York, New York, 10004.

     DREMAN VALUE ADVISORS, INC. serves as Sector Adviser to the finance sector of the Portfolio. Dreman is a registered investment adviser which has been providing investment services to individuals, banks, investment companies, pension and profit sharing plans, charitable organizations, corporations and other institutions since 1977. As of December 31, 1996, Dreman held discretionary investment authority over approximately $3.8 billion of assets. Dreman is a wholly-owned subsidiary of Zurich Kemper Investments, Inc. ("Zurich Kemper"), which is a wholly-owned subsidiary of ZKI Holding Corporation, Inc., which is approximately 97% owned by Zurich Holding Company of America, Inc., which is a wholly-owned subsidiary of Zurich Insurance Company. The directors of

Dreman are James R. Neal, President and Chief Executive Officer of Dreman, John
E. Neal, President of Kemper Funds Group, a unit of Zurich Kemper, Stephen B. Timbers, President, Chief Executive Officer and Chief Investment Officer of Zurich Kemper, and David N. Dreman, Chairman of the Board of Dreman. Jonathan Kay is the portfolio manager primarily responsible for the day-to-day management of those assets of the Portfolio allocated to Dreman. Mr. Kay has been associated with Dreman since 1993. From 1990 to 1993, Mr. Kay was an associate with J.S. Eliezer, a management consulting firm serving primarily the media industry. Dreman's principal executive offices are located at 280 Park Avenue, 40th Floor, New York, NY 10017.

     RCM CAPITAL MANAGEMENT, L.L.C. serves as Sector Adviser to the technology sector of the Portfolio. RCM is a registered investment adviser that provides investment services to institutional and individual clients and registered investment companies, with approximately $25.6 billion of assets under management as of December 31, 1996. RCM was established in April 1996, as the successor to the business operations of RCM Capital Management, a California Limited Partnership, which, with its predecessors, has been in operation since 1970. RCM is a wholly owned subsidiary of Dresdner Bank AG ("Dresdner"), an international banking organization with principal executive offices in Frankfurt, Germany. The Board of Managers of RCM is comprised of William L. Price, Chairman of the Board, Chief Investment Officer and Principal of RCM, Michael J. Apatoff, President, Chief Operating Officer and Principal of RCM, Hans-Dieter Bauernfeind, General Manager of Dresdner, Gerhard Eberstadt, Senior Chairman of Dresdner, George N. Fugelsang, Senior General Manager of Dresdner, John D. Leland, Jr., Principal of RCM, Jeffrey S. Rudsten, Principal of RCM, William S. Stack, Principal of RCM and Kenneth B. Weeman, Jr., Prinicpal and Head of Equity Trading of RCM. Walter C. Price and Huachen Chen, each Principals of RCM, are the portfolio managers primarily responsible for the day-to-day management of those assets of the Portfolio allocated to RCM. Messrs. Price and Chen have managed equity portfolios on behalf of RCM since 1985. RCM's principal executive offices are located at Four Embarcadero Center, San Francisco, CA 94111.


     Banking laws and regulations, including the Glass-Steagall Act as presently interpreted by the Board of Governors of the Federal Reserve System, prohibit certain banking entities, such as Dresdner, from sponsoring, organizing, controlling or distributing the shares of a registered investment company continuously engaged in the issuance of its shares, and prohibit banks generally from underwriting securities. However, banks and their affiliates generally can act as an adviser (or sub-subadviser) to an investment company and can purchase shares of an investment company as agent for and upon the order of customers.

RCM believes that it may perform the services contemplated by the investment management agreement without violating these banking law regulations. However, future changes in legal requirements relating to the permissible activities of banks and their affiliates at will as future interpretations of current requirements, could prevent RCM from continuing to perform investment management services for the Portfolio.

                          TRANSFER AGENT AND CUSTODIAN

     The Portfolio has entered into an Administration and Accounting Services Agreement with MFSCo pursuant to which MFSCo acts as transfer agent for the Portfolio, maintains an account for each investor in the Portfolio, performs other transfer agency functions, and acts as dividend disbursing agent for the Portfolio. Pursuant to a Custody Agreement, Star Bank acts as the custodian of the Portfolio's assets. See Part B for more detailed information concerning custodial arrangements.

                                    EXPENSES

     The expenses of the Portfolio include the compensation of its Trustees who are not affiliated with the Adviser; governmental fees; interest charges; taxes; fees and expenses of independent auditors, of legal counsel and of any transfer agent, custodian, registrar or dividend disbursing agent of the Portfolio; insurance premiums; expenses of calculating the net asset value of, and the net income on, the Portfolio; all fees under its Administration and Accounting Services and Subadministrative Services Agreements; the expenses connected with the execution, recording and settlement of security transactions; fees and expenses of the Portfolio's custodian for all services to the Portfolio, including safekeeping of funds and securities and maintaining required books and accounts; expenses of preparing and mailing reports to investors and to governmental officers and commissions; expenses of meetings of investors and Trustees; and the advisory fees payable to the Adviser under the Investment Advisory Agreement.

ITEM 6.  CAPITAL STOCK AND OTHER SECURITIES.

     The Portfolio is organized as a trust under the laws of the State of New York. Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investments in the Portfolio may not be transferred, but an investor may withdraw all or any portion of its investment at any time at net asset value. Investors in the

Portfolio (e.g., investment companies, insurance company separate accounts and common and commingled trust funds) will each be liable for all obligations of the Portfolio. However, the risk of an investor in the Portfolio incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

     The net income of the Portfolio is determined each day on which the N.Y.S.E. is open for trading (and on such other days as are deemed necessary in order to comply with Rule 22c-1 under the 1940 Act) ("Fund Business Day"). This determination is made once during each such day. All the net income of the Portfolio, as defined below, so determined is allocated pro rata among the investors in the Portfolio at the time of such determination.

     For this purpose the net income of the Portfolio (from the time of the immediately preceding determination thereof) shall consist of (i) all income accrued, less the amortization of any premium, on the assets of the Portfolio, less (ii) all actual and accrued expenses of the Portfolio determined in accordance with generally accepted accounting principles. Interest income includes discount earned (including both original issue and market discount) on discount paper accrued ratably to the date of maturity and any net realized gains or losses on the assets of the Portfolio.

     Investments in the Portfolio have no preemptive or conversion rights and are fully paid and nonassessable, except as set forth below. The Portfolio is not required to hold annual meetings of investors but the Portfolio will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. Investors have the right to communicate with other investors to the extent provided in Section 16(c) of the 1940 Act in connection with requesting a meeting of investors for the purpose of removing one or more Trustees, which removal requires a two-thirds vote of the Portfolio's beneficial interests. Investors also have under certain circumstances the right to remove one or more Trustees without a meeting. Upon liquidation or dissolution of the Portfolio, investors would be entitled to share pro rata in the net assets of the Portfolio available for distribution to investors.

     Under the anticipated method of operation of the Portfolio, the Portfolio will not be subject to any income tax. However, each investor in the Portfolio will be taxable on its share (as determined in accordance with the governing instruments of the Portfolio) of the Portfolio's taxable income, gain, loss, deductions and credits in determining its income tax liability. The determination of such share will be made in accordance with the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

     The Portfolio's assets, income and distributions are managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, assuming that the investor invested all of its investable assets in the Portfolio.

     Investor inquiries may be directed the Portfolio at 6000 Memorial Drive, Dublin, Ohio 43017.

ITEM 7.  PURCHASE OF SECURITIES.

     Beneficial interests in the Portfolio are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

     An investment in the Portfolio may be made without a sales load at the net asset value next determined after an order is received in "good order" by the Portfolio.

     There is no minimum initial or subsequent investment in the Portfolio. However, since the Portfolio intends to be as fully invested at all times as is reasonably practicable in order to enhance the return on its assets, investments must be made in federal funds (i.e., monies credited to the account of the Portfolio's custodian bank by a Federal Reserve Bank).

     The Portfolio reserves the right to cease accepting investments at any time or to reject any investment order.

     Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each Fund Business Day. As of 4:00 p.m., New York time, on each such day, the value of each investor's beneficial interest in the Portfolio will be determined by multiplying the net asset value of the Portfolio by the percentage, effective for that day, which represents that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or reductions, which are to be effected as of 4:00 p.m., New York time, on such day, will then be effected. The investor's percentage of the aggregate beneficial interests in the Portfolio will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of 4:00 p.m., New York time, on such day plus or minus, as the case may be, the amount of net additions to or reductions in the investor's investment in the Portfolio effected as of 4:00 p.m., New York time, on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of 4:00 p.m., New York time, on such day, plus or minus, as the case may be, the amount of net additions to or reductions in the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor's interest in the Portfolio as of 4:00 p.m., New York time, on the following Fund Business Day.

ITEM 8.  REDEMPTION OR REPURCHASE.

     An investor in the Portfolio may reduce any portion or all of its investment at any time at the net asset value next determined after a request in "good order" is furnished by the investor to the Portfolio. The proceeds of a reduction will be paid by the Portfolio in federal funds normally on the next business day after the reduction is effected, but in any event within seven days. Investments in the Portfolio may not be transferred.

     The right of any investor to receive payment with respect to any reduction may be suspended or the payment of the proceeds therefrom postponed during any period in which the N.Y.S.E. is closed (other than weekends or holidays) or trading on such Exchange is restricted, or, to the extent otherwise permitted by the 1940 Act, if an emergency exists.

ITEM 9.  PENDING LEGAL PROCEEDINGS.

     Not applicable.

                                     PART B


ITEM 10.  COVER PAGE.

     Not applicable.

ITEM 11.  TABLE OF CONTENTS.

                                                            Page

     General Information and History . . . . . . . . . . .  B-1
     Investment Objective and Policies . . . . . . . . . .  B-1
     Management of the Portfolio . . . . . . . . . . . . .  B-13
     Control Persons and Principal Holders of Securities .  B-17
     Investment Advisory and Other Services  . . . . . . .  B-17
     Brokerage Allocation and Other Practices  . . . . . .  B-26
     Capital Stock and Other Securities  . . . . . . . . .  B-29
     Purchase, Redemption and Pricing of Securities  . . .  B-31
     Tax Status  . . . . . . . . . . . . . . . . . . . . .  B-32
     Underwriters  . . . . . . . . . . . . . . . . . . . .  B-32
     Calculation of Performance Data . . . . . . . . . . .  B-32
     Financial Statements  . . . . . . . . . . . . . . . .  B-33

ITEM 12.  GENERAL INFORMATION AND HISTORY.

     Not applicable.

ITEM 13.  INVESTMENT OBJECTIVE AND POLICIES.

     Part A contains additional information about the investment objective and policies of the Growth Stock Portfolio (the "Portfolio"). This Part B should only be read in conjunction with Part A.

     The investment policies are not fundamental and may be changed by the Trustees of the Portfolio without investor approval. No such change would be made, however, without 30 days' written notice to investors.


     The portfolio turnover rate for the Portfolio was 82% for the year ended December 31, 1996 (338% in 1995).

     The Growth Stock Portfolio began the year fully invested in the stock market. For approximately two months (early March through early May) 50% of the Portfolio's assets were invested defensively in money market securities. Also, in the period from mid-July through October, various portions of the Portfolio were invested defensively in cash equivalents and/or Treasury Bonds. The periods of defensive positions in March-May and July-October were in response to technical weakness and negative trends in the equity markets.


     The Adviser is presently unable to predict the portfolio turnover rate for the current year, as any major change in investment posture to a defensive position, or vice versa, will result in a portfolio turnover of 100% or more. It is conceivable that the turnover rate of the Portfolio will exceed 300% in the current year.

     The Portfolio intends to comply with the short-term trading restrictions of Subchapter M of the Internal Revenue Code of 1986, as amended, although these restrictions could inhibit a rapid change in the Portfolio's investments. The Portfolio will strive for a positive investment return each calendar year.

                       MONEY MARKET INSTRUMENTS AND BONDS

     When investing in money market instruments or bonds, the Portfolio will limit its purchases, denominated in U.S. dollars, to the following securities:

     o U.S. Government Securities and Securities of its Agencies and Instrumentalities -- obligations issued or guaranteed as to principal or interest by the United States or its agencies (such as the Export Import Bank of the United States, Federal Housing Administration and Government National Mortgage Association) or its instrumentalities (such as the Federal Home Loan Bank, Federal Intermediate Credit Banks and Federal Land Bank), including Treasury bills, notes and bonds.

     o Bank Obligations and Instruments Secured Thereby -- obligations (including certificates of deposit, time deposits and bankers' acceptances) of domestic banks having total assets of $1,000,000,000 or more, instruments secured by such obligations and obligations of foreign branches of such banks, if the domestic parent bank is unconditionally liable to make payment on the instrument if the foreign branch fails to make payment for any reason. The Portfolio may also invest in obligations (including certificates of deposit and bankers' acceptances) of domestic branches of foreign banks having assets of $1,000,000,000 or more, if the domestic branch is subject to the same regulation as United States banks. The Portfolio will not invest at time of purchase more than 25% of its assets in obligations of banks, nor will the Portfolio invest more than 10% of its assets in time deposits.

     o High Quality Commercial Paper -- the Portfolio may invest in commercial paper rated no lower than "A-2" by Standard & Poor's Corporation ("Standard & Poor's") or "Prime-2" by Moody's Investors Service, Inc. ("Moody's"), or, if not rated, issued by a company having an outstanding debt issue rated at least A by Standard & Poor's or Moody's.

     o Private Placement Commercial Paper -- private placement commercial paper ("Rule 144A securities") consists of unregistered securities which are traded in public markets to qualified institutional investors, such as the Portfolio. The Portfolio's risk is that the universe of potential buyers for the securities, should the Portfolio desire to liquidate a position, is limited to qualified dealers and institutions, and therefore such securities could have the effect of being illiquid. A position in such Rule 144A securities would ordinarily be subject to a 10% limitation. The Board of Trustees of the Portfolio has identified the market for, and the categories of qualified buyers of, Rule 144A securities and has determined that it is sufficient to consider such securities to be liquid and not subject to the 10% illiquid asset limitation. The Trustees have determined that the Portfolio may invest up to 35% of its assets, at cost on the date of purchase, in private placement commercial paper.

     o High Grade Corporate Obligations -- obligations rated at least A by Standard & Poor's or by Moody's. See rating information below.

     o Repurchase Agreements Pertaining to the Above -- the Portfolio may invest without limit in any of the above securities subject to repurchase agreements with any Federal Reserve reporting dealer or member bank of the Federal Reserve System. A repurchase agreement is an instrument under which the purchaser (i.e., the Portfolio) acquires ownership of a debt security and the seller agrees, at the time of the sale, to repurchase the obligation at a mutually agreed upon time and price, thereby determining the yield during the purchaser's holding period. This results in a fixed rate of return insulated from market fluctuations during such period. The underlying securities could be any of those described above, some of which might bear maturities exceeding one year. The Portfolio's risk is that the seller may fail to repurchase the security on the delivery date. If the seller defaults, the underlying security constitutes collateral for the seller's obligation to pay. It is a policy of the Portfolio to make settlement on repurchase agreements only upon proper delivery of the underlying collateral. Repurchase agreements usually are for short periods, such as one week or less, but could be longer. The Portfolio may enter into repurchase agreements with its custodian (Star Bank, N.A., Cincinnati) when it is advantageous to do so. The Portfolio will not invest more than 10% of its assets, at time of purchase, in repurchase agreements which mature in excess of seven days.

     ILLIQUID INVESTMENTS are investments that cannot be sold or disposed of in the ordinary course of business at approximately the prices at which they are valued. Under the supervision of the Board of Trustees, the Manager, Subadviser and/or Sector Advisers determine the liquidity of the Portfolio's investments and, through reports from the Manager, Subadviser and/or Sector Advisers, the Board monitors investments in illiquid instruments. In determining the liquidity of the Portfolio's investments, the Manager, Subadviser and Sector Advisers may consider various factors, including (1) the frequency of trades and quotations,
(2) the number of dealers and prospective purchasers in the marketplace, (3) dealer undertakings to make a market, (4) the nature of the security (including any demand or tender features), and (5) the nature of the marketplace for trades (including the ability to assign or offset the Portfolio's rights and obligations relating to the investment). Investments currently considered by the Portfolio to be illiquid include repurchase agreements not entitling the holder to payment of principal and interest within seven days, over-the-counter options, and non-government stripped fixed-rate mortgage-backed securities. Also, the Manager, Subadviser and/or Sector Advisers may determine some restricted securities to be illiquid. However, with respect to over-the-counter options the Portfolio writes, all or a portion of the value of the underlying instrument may be illiquid depending on the assets held to cover the option and the nature and terms of any agreement the Portfolio may have to close out the option before expiration. In the absence of market quotations, illiquid investments are priced at fair value as determined in good faith by the Board of Trustees. If through a change in values, net assets, or other circumstances, the Portfolio were in a position where more than 10% of its net assets were invested in illiquid securities, it would seek to take appropriate steps to protect liquidity.

     RESTRICTED SECURITIES generally can be sold in privately negotiated transactions, pursuant to an exemption from registration under the Securities Act of 1933, or in a registered public offering. Where registration is required, the Portfolio may be obligated to pay all or part of the registration expense and a considerable period may elapse between the time it decides to seek registration and the time the Portfolio may be permitted to sell a security under an effective registration statement. If, during such a period, adverse market conditions were to develop, the Portfolio might obtain a less favorable price than prevailed when it decided to seek registration of the security.

     REPURCHASE AGREEMENTS. In a repurchase agreement, the Portfolio purchases a security and simultaneously commits to resell that security to the seller at an agreed upon price on an agreed upon date within a number of days from the date of purchase. The resale price reflects the purchase price plus an agreed upon incremental amount which is unrelated to the coupon rate or maturity of the purchased security. A repurchase agreement involves the obligation of the seller to pay the agreed upon price, which obligation is in effect secured by the value (at least equal to the amount of the agreed upon resale price and marked to market daily) of the underlying security. The Portfolio may engage in repurchase agreements with respect to any security in which it is authorized to invest.

     While it does not presently appear possible to eliminate all risks from these transactions (particularly the possibility of a decline in the market value of the underlying securities, as well as delays and costs to the Portfolio in connection with bankruptcy proceedings), it is the Portfolio's current policy to limit repurchase agreement transactions to parties whose creditworthiness has been reviewed and found satisfactory by the Manager.

     LIMITATIONS ON FUTURES AND OPTIONS TRANSACTIONS. The Portfolio will not:
(a) write call options if, as a result, more than 25% of the Portfolio's total assets would be hedged with options under normal conditions; or (b) purchase futures contracts if, as a result, the Portfolio's total obligations upon settlement or exercise of purchased futures contracts would exceed 25% of its total assets. These limitations do not apply to options attached to or acquired or traded together with their underlying securities, and do not apply to securities that incorporate features similar to options. The above limitations on the Portfolio's investments in futures contracts and options, and the Portfolio's policies regarding futures contracts and options discussed elsewhere in this Statement of Additional Information, may be changed as regulatory agencies permit.

     FUTURES CONTRACTS. When the Portfolio purchases a futures contract, it agrees to purchase a specified underlying instrument at a specified future date. When the Portfolio sells a futures contract, it agrees to sell the underlying instrument at a specified future date. The price at which the purchase and sale will take place is fixed when the Portfolio enters into the contract.

     Some currently available futures contracts are based on indices of securities-prices, such as the Standard & Poor's 500 Composite Stock Price Index (S&P 500). Futures can be held until their delivery dates, or can be closed out before then if a liquid secondary market is available.

     The value of a futures contract tends to increase and decrease in tandem with the value of its underlying instrument. Therefore, purchasing futures contracts will tend to increase the Portfolio's exposure to positive and negative price fluctuations in the underlying instrument, much as if it had purchased the underlying instrument directly. When the Portfolio sells a futures contract, by contrast, the value of its futures position will tend to move in a direction contrary to the market. Selling futures contracts, therefore, will tend to offset both positive and negative market price changes, much as if the underlying instrument had been sold.

     FUTURES MARGIN PAYMENTS. The purchaser or seller of a futures contract is not required to deliver or pay for the underlying instrument unless the contract is held until the delivery date. However, both the purchaser and seller are required to deposit "initial margin" with a futures broker, known as a futures commission merchant (FCM), when the contract is entered into. Initial margin deposits are typically equal to a percentage of the contract's value.

     If the value of either party's position declines, that party will be required to make additional "variation margin" payments to settle the change in value on a daily basis. The party that has a gain may be entitled to receive all or a portion of this amount. Initial and variation margin payments do not constitute purchasing securities on margin for purposes of the Portfolio's investment limitations. In the event of the bankruptcy of an FCM that holds margin on behalf of the Portfolio, the Portfolio may be entitled to return of margin owed to it only in proportion to the amount received by the FCM's other customers, potentially resulting in losses to the Portfolio.

     WRITING CALL OPTIONS. Writing a call option obligates the Portfolio to sell or deliver the option's underlying instrument, in return for the strike price, upon exercise of the option. The characteristics of writing call options are similar to those of writing put options, except that writing calls generally is a profitable strategy if prices remain the same or fall. Through receipt of the option premium, a call writer mitigates the effects of a price decline. At the same time, because a call writer must be prepared to deliver the underlying instrument in return for the strike price, even if its current value is greater, a call writer gives up some ability to participate in security price increases.

     CORRELATION OF PRICE CHANGES. Because there are a limited number of types of exchange traded options and futures contracts, it is likely that the standardized contracts available will not match the Portfolio's current or anticipated investments exactly. The Portfolio may invest in options and futures contracts based on securities with different issuers, maturities, or other characteristics from the securities in which it typically invests, which involves a risk that the options or futures position will not track the performance of the Portfolio's other investments.

     Options and futures prices can also diverge from the prices of their underlying instruments, even if the underlying instruments match the Portfolio's investments well. Options and futures prices are affected by such factors as current and anticipated short-term interest rates, changes in volatility of the underlying instrument, and the time remaining until expiration of the contract, which may not affect security prices the same way. Imperfect correlation may also result from differing levels of demand in the options and futures markets and the securities markets, from structural differences in how options and futures and securities are traded, or from imposition of daily price fluctuation limits or trading halts.

     The Portfolio may purchase or sell options and futures contracts with a greater or lesser value than the securities it wishes to hedge or intends to purchase in order to attempt to compensate for differences in volatility between the contract and the securities, although this may not be successful in all cases. If price changes in the Portfolio's options or futures positions are poorly correlated with its other investments, the positions may fail to produce anticipated gains or result in losses that are not offset by gains in other investments.

     LIQUIDITY OF OPTIONS AND FUTURES CONTRACTS. There is no assurance a liquid secondary market will exist for any particular options or futures contract at any particular time. Options may have relatively low trading volume and liquidity if their strike prices are not close to the underlying instrument's current price. In addition, exchanges may establish daily price fluctuation limits for options and futures contracts, and may halt trading if a contract's price moves upward or downward more than the limit in a given day. On volatile trading days when the price fluctuation limit is reached or a trading halt is imposed, it may be impossible for the Portfolio to enter into new positions or close out existing positions. If the secondary market for a contract is not liquid because of price fluctuation limits or otherwise, it could prevent prompt liquidation of unfavorable positions, and potentially could require the Portfolio to continue to hold a position until delivery or expiration regardless of changes in its value. As a result, the Portfolio's access to other assets held to cover its options or futures positions could also be impaired.

     ASSET COVERAGE FOR FUTURES AND OPTIONS POSITIONS. The Portfolio will comply with guidelines established by the SEC with respect to coverage of options and futures strategies by mutual funds, and if the guidelines so require, will set aside appropriate liquid assets in a segregated custodial account in the amount prescribed. Securities held in a segregated account cannot be sold while the futures or option strategy is outstanding, unless they are replaced with other suitable assets. As a result, there is a possibility that segregation of a large percentage of the Portfolio's assets could impede portfolio management or the Fund's ability to meet redemption requests or other current obligations.

     SHORT SALES. The Portfolio may enter into short sales "against the box" with respect to equity securities it holds. For example, if a Sector Adviser anticipates a decline in the price of a stock the Portfolio holds, it may sell the stock short "against the box." If the stock price subsequently declines, the proceeds of the short sale could be expected to offset all or a portion of the stock's decline. The Portfolio currently intends to hedge no more than 15% of its total assets with short sales "against the box" on equity securities under normal circumstances.

     When the Portfolio enters into a short sale "against the box", it will be required to own or have the right to obtain at no added cost securities identical to those sold short "against the box" and will be required to continue to hold them while the short sale "against the box" is outstanding. The Portfolio will incur transaction costs, including interest expense, in connection with opening, maintaining, and closing short sales.

                                     RATINGS

1.  Moody's Corporate Bond Ratings:

     Aaa -- Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edge." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

     Aa -- Bonds which are rated Aa are judged to be high quality by all standards. Together with the Aaa group they comprise what are generally known as high grade bonds. They are rated lower than the best bonds because margins or protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risks appear somewhat larger than in Aaa securities.

     A -- Bonds which are rated A possess many favorable investment attributes and are to be considered as upper medium grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment sometime in the future.

     Baa -- Bonds which are rated Baa are considered as medium grade obligations, i.e., they are neither highly protected nor poorly secured. Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

2.  Standard & Poor's Corporate Bond Ratings:

     AAA -- Bonds rated AAA are highest grade obligations. They possess the ultimate degree of protection as to principal and interest. Marketwise they move with interest rates, and hence provide the maximum safety on all counts.

     AA -- Bonds rated AA also qualify as high grade obligations, and in the majority of instances differ from AAA issues only in small degree. Here, too, prices move with the long-term money market.

     A -- Bonds rated A are regarded as upper medium grade. They have considerable investment strength but are not entirely free from adverse effects of changes in economic and trade conditions. Interest and principal are regarded as safe. They predominantly reflect money rates in their market behavior but, to some extent, also economic conditions.

     BBB -- Bonds rated BBB are regarded as having an adequate capacity to pay principal and interest. Whereas they normally exhibit protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay principal and interest for bonds in this category than for bonds in the A category.

3.  A-1 and P-1 Commercial Paper Ratings:

     Commercial paper rated A-1 by Standard & Poor's Corporation has the following characteristics: Liquidity ratios are adequate to meet cash requirements. Long term senior debt is rated "A" or better. The issuer has access to at least two additional channels of borrowing. Basic earnings and cash flow have an upward trend. Typically, the issuer's industry is well established and the issuer has a strong position within the industry. The reliability and quality of management are unquestioned. Relative strength or weakness of the above factors determines whether the issuer's commercial paper is A-1, A-2, or A-3.

     The rating P-1 is the highest commercial paper rating assigned by Moody's Investors Service, Inc. ("Moody's"). Among the factors considered by Moody's in assigning ratings are the following: (1) evaluation of the management of the issuer; (2) economic evaluation of the issuer's industry or industries and an appraisal of speculative-type risks which may be inherent in certain areas; (3) evaluation of the issuer's products in relation to competition and customer acceptance; (4) liquidity; (5) amount and quality of long-term debt; (6) trend of earnings over a period of ten years; (7) financial strength of a parent company and the relationships which exist with the issuer; and (8) recognition by the management of obligations which may be present or may arise as a result of public interest questions and preparations to meet such obligations.

4.  Description of Permitted Money Market Instruments:

     Commercial Paper -- refers to promissory notes issued by corporations in order to finance their short term credit needs.

     U.S. Government Obligations -- are bills, certificates of indebtedness, notes and bonds issued by the U.S. Treasury and agencies, authorities and instrumentalities of the U.S. Government established under the authority of an act of Congress. Some obligations of U.S. Government agencies, authorities and instrumentalities are supported by the full faith and credit of the U.S. Treasury such as, for example, the Government National Mortgage Association; others by the right of the issuer to borrow from the Treasury, authority or instrumentality such as, for example, Federal Home Loan Mortgage and Federal Home Loan Bank.

     Repurchase Agreements -- a repurchase transaction occurs when an investor buys a security and simultaneously agrees to resell it at a later date to the person from whom it was bought, at a higher price. The price differential represents interest for the period the security is held. Repurchase transactions will normally be entered into with banks and securities brokers. The Portfolio could suffer a loss if the bank or securities broker with which the Portfolio had a repurchase agreement were to default.

     Certificates of Deposit -- are certificates issued against funds deposited in a bank, are for a definite period of time, earn a specified or variable rate of return and are normally negotiable.

     Banker's Acceptances -- are short-term credit instruments used to finance the import, export, transfer or storage of goods. They are termed "accepted" when a bank guarantees their payment at maturity.

     Corporation Obligations -- include bonds and notes issued by corporations in order to finance longer term credit needs.

                             INVESTMENT RESTRICTIONS

     The investment restrictions below have been adopted by the Portfolio as fundamental policies. Under the Investment Company Act of 1940 (the "1940 Act"), a "fundamental" policy may not be changed without the vote of a majority of the outstanding voting securities of the Portfolio, which is defined in the 1940 Act with respect to the Portfolio as the lesser of (a) 67 percent or more of the Portfolio's beneficial interests represented at a meeting of investors if the holders of more than 50 percent of the outstanding beneficial interests are present or represented by proxy, or (b) more than 50 percent of the outstanding beneficial interests ("Majority Vote"). The percentage limitations contained in the restrictions listed below apply at the time of the purchase of the securities.

     The Portfolio may not: (a) Issue senior securities; (b) Borrow money except as a temporary measure, and then only in an amount not to exceed 5% of the value of its net assets (whichever is less) taken at the time the loan is made, or pledge its assets taken at value to any extent greater than 15% of its gross assets taken at cost; (c) Act as underwriter of securities of other issuers; (d) Invest in real estate except for office purposes; (e) Purchase or sell commodities or commodity contracts, except that it may purchase or sell financial futures contracts involving U.S. Treasury securities, corporate securities, or financial indexes; (f) Lend its funds or other assets to any other person; however, the purchase of a portion of publicly distributed bonds, debentures or other debt instruments, the purchase of certificates of deposit, U.S. Treasury debt securities, and the making of repurchase agreements are permitted, provided repurchase agreements with fixed maturities in excess of seven days do not exceed 10% of its total assets; (g) Purchase more than 10% of any class of securities, including voting securities of any issuer, except that the purchase of U.S. Treasury debt instruments shall not be subject to this limitation; (h) Invest more than 5% of its total assets (taken at value) in the securities of any one issuer, other than obligations of the U.S. Treasury; (i) Purchase securities on margin, or participate in any joint or joint and several trading account; (j) Make any so-called "short" sales of securities, except against an identical portfolio position (i.e., a "short sale against the box");
(k) Invest more than 25% of its total assets at time of purchase (taken at value) in the securities of companies in any one industry; (l) Purchase the securities of another investment company except where such purchase is part of a plan of merger or consolidation; (m) Purchase or retain any securities of an issuer, any of whose officers, directors or security holders is an officer or director of the Portfolio, if such officer or director owns beneficially more than 1/2 of 1% of the issuer's securities or together they own beneficially more than 5% of such securities; (n) Invest in securities of companies which have a record of less than three years' continuous operation, if at the time of such purchase, more than 5% of its assets (taken at value) would be so invested; (o) Purchase participations or other direct interests in oil, gas or other mineral exploration or development programs; (p) Invest in warrants; and (q) Invest more than 10% of its assets in restricted securities and securities for which market quotations are not readily available and repurchase agreements which mature in excess of seven days; however, this shall not prohibit the purchase of money market instruments or other securities which are not precluded by other particular restrictions.

     In order to comply with certain state investment restrictions, the Portfolio's operating policy is not to: (a) Notwithstanding (b) above, pledge assets having a value in excess of 10% of its gross assets; (b) Invest in oil, gas or mineral leases or programs; and (c) Purchase real estate limited partnerships.

ITEM 14.  MANAGEMENT OF THE PORTFOLIO.

     The Trustees and officers of the Portfolio and their principal occupations during the past five years are set forth below. Their titles may have varied during that period. Asterisks indicate those Trustees who are "interested persons" (as defined in the 1940 Act) of the Portfolio. Unless otherwise indicated, the address of each Trustee and officer is P.O. Box 7177, 6000 Memorial Drive, Dublin, Ohio 43017.

                              TRUSTEES AND OFFICERS


Name, Address and Age                    Position Held                    Principal Occupation
---------------------                    -------------                    --------------------
ROBERT S. MEEDER, SR.*+, 68              Trustee/President                Chairman, R. Meeder & Associates,
                                                                          Inc., an investment adviser.

MILTON S. BARTHOLOMEW, 68                Trustee                          Retired; formerly a practicing
1424 Clubview Boulevard, S.                                               attorney in Columbus, Ohio; member of
Worthington, OH  43235                                                    the Portfolio's Audit Committee.

ROGER D. BLACKWELL, 56                   Trustee                          Professor of Marketing and Consumer
Blackwell Associates, Inc.                                                Behavior, The Ohio State University;
3380 Tremont Road                                                         President of Blackwell Associates,
Columbus, OH  43221                                                       Inc., a strategic consulting firm.


                                      B-13

JOHN M. EMERY, 76                        Trustee                          Retired; formerly Vice President and
2390 McCoy Road                                                           Treasurer of Columbus & Southern Ohio
Columbus, OH  43220                                                       Electric Co.; member of the
                                                                          Portfolio's Audit Committee.

RICHARD A. FARR, 78                      Trustee                          President of R&R Supply Co. and
3250 W. Henderson Road                                                    Farrair Concepts, Inc., two companies
Columbus, OH  43220                                                       involved in engineering, consulting
                                                                          and sales of heating and air
                                                                          conditioning equipment.

WILLIAM L. GURNER*, 50                   Trustee                          President, Sector Capital Management,
Sector Capital Management, Inc.                                           an investment adviser (since January
5350 Poplar Avenue, Suite 490                                             1995); Manager of Trust Investments
Memphis, TN  38119                                                        of Federal Express Corporation
                                                                          (1987-1994).

RUSSEL G. MEANS, 71                      Trustee                          Retired; formerly Chairman of
5711 Barry Trace                                                          Employee Benefit Management
Dublin, OH  43017                                                         Corporation, consultants and
                                                                          administrators of self-funded health
                                                                          and retirement plans.

ROBERT S. MEEDER, JR.*+, 36              Trustee and Vice President       President of R. Meeder & Associates,
                                                                          Inc.


                                      B-14

LOWELL G. MILLER*, 48                    Trustee                          President, Miller/Howard Investments,
Miller/Howard Investments, Inc.                                           Inc., an investment adviser whose
141 Upper Byrdcliffe Road                                                 clients include the Portfolio and the
P. O. Box 549                                                             Utilities Stock Portfolio.
Woodstock, NY  12498

WALTER L. OGLE, 58                       Trustee                          Executive Vice President of Aon
400 Interstate North Parkway, Suite                                       Consulting, an employee benefits
1630                                                                      consulting group.
Atlanta, GA  30339

PHILIP A. VOELKER*+, 43                  Trustee and Vice President       Senior Vice President and Chief
                                                                          Operating Officer of R. Meeder &
                                                                          Associates, Inc.

JAMES B. CRAVER*, 53                     Assistant Secretary              Practicing Attorney; Special Counsel
42 Miller Hill Road                                                       to Flex-Partners, Flex-funds and
Box 811                                                                   their Portfolios; Senior Vice
Dover, MA  02030                                                          President of Signature Financial
                                                                          Group, Inc. (January 1991 to August
                                                                          1995).

STEVEN T. MCCABE*+, 32                   Assistant Treasurer              Vice President, R. Meeder &
                                                                          Associates, Inc., and Vice President
                                                                          of Mutual Funds Service Co.

DONALD F. MEEDER*+, 58                   Secretary/Treasurer              Vice President of R. Meeder &
                                                                          Associates, Inc., and President of
                                                                          Mutual Funds Service Company.

WESLEY F. HOAG*+, 40                     Vice President                   Vice President and General Counsel of
                                                                          R. Meeder & Associates, Inc. (since
                                                                          July 1993); Attorney, Porter, Wright,
                                                                          Morris & Arthur, a law firm (October
                                                                          1984 to June 1993).

     Robert S. Meeder, Sr. is Donald F. Meeder's uncle and Robert S. Meeder, Jr's. father.

     Each Trustee and each officer of the Portfolio hold the same positions with other Portfolios, each a corresponding Portfolio of The Flex-funds or Flex-Partners, each a Massachusetts business trust consisting of several separate series.


     The following table shows the compensation paid by the Portfolio and all other mutual funds advised by the Adviser, including The Flex-funds, The Flex-Partners and the corresponding portfolios of The Flex-Partners and The Flex-funds (collectively, the "Fund Complex") as a whole to the Trustees of the Portfolio during the fiscal year ended December 31, 1996.


                               COMPENSATION TABLE


                                                   Pension or
                                                   Retirement                           Total
                                Aggregate          Benefits Accrued   Estimated         Compensation
                                Compensation       as Part of         Annual Benefits   from Registrant
                                from the           Portfolio or       Upon              and Fund Complex
Trustee                         Portfolio          Fund Expense       Retirement        Paid to Trustee
-------                         ---------          ------------       ----------        ---------------
Robert S. Meeder, Sr.           None               None               None              None

Milton S. Bartholomew           $1,485             None               None              $7,550

John M. Emery                   None               None               None              $7,550

Richard A. Farr                 None               None               None              $6,750

William F. Gurner               None               None               None              $5,250

Russel G. Means                 $1,325             None               None              $6,750

Lowell G. Miller                None               None               None              None

Robert S. Meeder, Jr.           None               None               None              None

Walter L. Ogle                  $1,200             None               None              $6,000

Philip A. Voelker               None               None               None              None

Roger A. Blackwell              None               None               None              $5,250

     Neither the Trust nor any other member of the Fund Complex pays any pension or retirement benefits to any Trustee or officer or maintains any plan for such purpose.

     Each Trustee who is not an "interested person" is paid a meeting fee of $250 per meeting for each of the five Portfolios. In addition, each such Trustee earns an annual fee, payable quarterly, based on the average net assets in each Portfolio based on the following schedule: Money Market Portfolio, 0.0005% of the amount of average net assets between $500 million and $1 billion; 0.0025% of the amount of average net assets exceeding $1 billion. For the other four Portfolios, including the Portfolio, each Trustee is paid a fee of 0.00375% of the amount of each Portfolio's average net assets exceeding $15 million. Mr. Bartholomew comprises the Audit Committee for each corresponding Portfolio of The Flex-funds and the Flex-Partners Trusts. Mr. Bartholomew is paid $500 for each meeting of the Audit Committees attended regardless of the number of Audit Committees on which he serves. Trustee fees for the Growth Stock Portfolio totaled $4,010 for the year ended December 31, 1996 ($3,925 in 1995). Audit Committee fees for the Portfolio totaled $160 for the year ended December 31, 1996 ($147 in 1995). All other officers and Trustees serve without compensation from the Portfolio.


     The Declaration of Trust provides that the Portfolio will indemnify its Trustees and officers as described below under Item 18.

ITEM 15.  CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.


     The Flex-funds The Highlands Growth Fund (the "Fund") has an investment in the Portfolio equaling approximately 100% of the Portfolio's interests. No Trustee or officer of the Portfolio or any other person, except the Fund, own in the aggregate more than a 1% interest in the Portfolio as of the date of this Registration Statement.


ITEM 16.  INVESTMENT ADVISORY AND OTHER SERVICES.

                                     ADVISER

     R. Meeder & Associates, Inc. (the "Adviser") is the investment adviser and manager for, and has an Investment Advisory Contract with, the Portfolio.

     Pursuant to the Investment Advisory Contract with the Portfolio, the Manager, subject to the supervision of the Portfolio's Board of Trustees and in conformity with the stated objective and policies of the Portfolio, has general oversight responsibility for the investment operations of the Portfolio. In connection therewith, the Manager is obligated to keep certain books and records of the Portfolio. The management services of the Manager are not exclusive under the terms of the Investment Advisory Contract and the Manager is free to, and does, render management services for others.

     The Manager invests the Portfolio's liquidity reserves and may invest the Portfolio's assets in financial futures contracts and related options.

     The Investment Advisory Contract for the Portfolio was separately approved by a vote of a majority of the Trustees, including a majority of those Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940) of the Portfolio. The Investment Advisory Contract is to remain in force so long as renewal thereof is specifically approved at least annually by a majority of the Trustees or by vote of a majority of the interests in the Portfolio, and in either case by vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940) at a meeting called for the purpose of voting on such renewal.

     The Investment Advisory Contract provides that the Manager will not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio in connection with the matters to which the Investment Advisory Contract relates except for a loss resulting from willful misfeasance, bad faith, gross negligence or reckless disregard of duty. The Investment Advisory Contract will terminate automatically if assigned and may be terminated without penalty at any time upon 60 days prior written notice by Majority Vote of the Portfolio, by the Trustees of the Portfolio, or by the Manager.

     The expenses of the Portfolio include the compensation of the Trustees who are not affiliated with the Manager, Subadviser or Sector Advisers; registration fees; membership dues allocable to the Portfolio; fees and expenses of independent accountants, and any transfer agent or accountant of the Portfolio; insurance premiums and other miscellaneous expenses.

     Expenses of the Portfolio also include all fees under its Accounting and Administrative Service Agreement; the expenses connected with the execution, recording and settlement of security transactions, fees and expenses of the Portfolio's custodian for all services to the Portfolio, including safekeeping of funds and securities and maintaining required books and accounts; expenses of preparing and mailing reports to investors and to governmental offices and commissions; expenses of meetings of investors and Trustees; the advisory fees payable to the Manager, Subadviser and Sector Advisers under the investment advisory contracts and other miscellaneous expenses.

     The Manager earns an annual fee, payable in monthly installments, at the rate of 1% of the first $50 million, 0.75% of the next $50 million, and 0.60% in excess of $100 million, of the Portfolio's average net assets. The Manager will receive 70% and the Subadviser 30% of the fee payable with respect to the net assets of the Portfolio upon effectiveness of the subadvisory arrangement; then the Manager will receive 30% and the Subadviser 70% of the fee attributable to any additional net assets of the Portfolio up to an amount of net assets equal to the net assets upon effectiveness of the subadvisory arrangement, then the Manager and the Subadviser will share equally the fee attributable to any additional net assets of the Portfolio up to $50 million of the net assets. With respect to net assets of more than $50 million and less than $100 million, the applicable fees of 0.75% will be shared such that the Manager would receive 0.35% and the Subadviser 0.40%. For net assets of $100 million and more, the applicable 0.60% fee will be shared such that the Manager will receive 0.25% and the Subadviser 0.35%. For the year ending December 31, 1996, the Growth Stock Portfolio paid fees to the Manager totaling $258,239 ($238,640 in 1995; $240,045 in 1994).

     R. Meeder & Associates, Inc. was incorporated in Ohio on February 1, 1974 and maintains its principal offices at 6000 Memorial Drive, Dublin, Ohio 43017. The Manager is a wholly-owned subsidiary of Muirfield Investors, Inc. ("MII"), which is controlled by Robert S. Meeder, Sr. through the ownership of voting common stock. The Manager's officers and directors are as set forth as follows:
Robert S. Meeder, Sr. Chairman and Sole Director; Philip A. Voelker, Senior Vice President and Chief Operating Officer; Donald F. Meeder, Vice President and Secretary; Sherrie L. Acock, Vice President; Robert D. Baker, Vice President; Robert S. Meeder, Jr., President; Wesley F. Hoag, Vice President and General Counsel; Steven T. McCabe, Vice President; and Roy E. Rogers, Vice President. Mr. Robert S. Meeder, Sr. is President and a Trustee of the Portfolio. Each of Donald F. Meeder, Wesley F. Hoag and Steven T. McCabe is an officer of the Portfolio. Mr. Robert S. Meeder Jr. and Philip A. Voelker are Trustees and officers of the Portfolio.


INVESTMENT SUBADVISER


     Sector Capital Management L.L.C. serves as the Portfolio's subadviser. The Subadviser is a Georgia limited liability company. William L. Gurner and John K. Donaldson control the Subadviser. Messrs. Gurner and Donaldson are Managers and Members of the Subadviser. The Subadviser's officers are as set forth as follows: William L. Gurner, President and Administrator; George S. Kirk, Director, Sales and Marketing; and Kenneth L. Riffle, Director, Client Relations. Mr. Gurner is a Trustee of the Growth Stock Portfolio, The Flex-funds, and The Flex-Partners, mutual funds whose corresponding portfolios are also advised by the Manager. The Investment Subadvisory Agreement provides that the Subadviser shall furnish investment advisory services in connection with the management of the Portfolio. The Portfolio and the Manager have entered into an Investment Subadvisory Agreement with the Subadviser which, in turn, has entered into a investment sub-subadvisory agreement with each of the Sector Advisers selected for the Portfolio. Under the Investment Subadvisory Agreement, the Subadviser is required to (i) supervise the general management and investment of the assets and securities portfolio of the Portfolio; (ii) provide overall investment programs and strategies for the Portfolio and (iii) select Sector Advisers for the Portfolio, except as otherwise provided, allocate the Portfolio's assets among such Sector Advisers. The Subadviser is obligated to keep certain books and records of the Portfolio. The Manager continues to have responsibility for all investment advisory services pursuant to the Investment Advisory Agreement and supervises the Subadviser's performance of such services. Under the Investment Subadvisory Agreement, the Manager pays the Subadviser an investment advisory fee in an amount described above under "Investment Adviser and Manager."


     The Subadviser may invest the Portfolio's assets in financial futures contracts and related options.

     The Investment Subadvisory Agreement provides that the Subadviser will not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of portfolio transactions for the Portfolio, except a loss resulting from misfeasance, bad faith, gross negligence or reckless disregard of duty. The Investment Subadvisory Agreement provides that it will terminate automatically if assigned, and that it may be terminated without penalty to the Fund or the Portfolio by the Manager, the Trustees of the Portfolio or by the vote of a majority of the outstanding voting securities of the Portfolio upon not less than 30 days written notice. The Investment Subadvisory Agreement will continue in effect for a period of more than two years from the date of execution only so long as such continuance is specifically approved at least annually in conformity with the 1940 Act. The Investment Subadvisory Agreement was approved by the Board of Trustees of the Portfolio, including all of the Trustees who are not parties to the contract or "interested persons" of any such party, and by the shareholders of the Portfolio.

INVESTMENT SUB-SUBADVISERS

     Except as otherwise described above under "Adviser" and "Investment Subadviser", the assets of the Portfolio are managed by asset managers (each a "Sector Manager" and collectively, the "Sector Managers") selected by the Subadviser, subject to the review and approval of the Trustees of the Portfolio.

The Subadviser recommends, to the Trustees of the Portfolio, Sector Advisers for each industry sector based upon its continuing quantitative and qualitative evaluation of the Sector Advisers' skills in managing assets pursuant to specific investment styles and strategies. The Portfolio has applied for an exemptive order from the SEC permitting the Subadviser, subject to certain conditions, to enter into sub-subadvisory agreements with Sector Advisers approved by the Trustees of the Portfolio but without the requirement of shareholder approval. At a meeting held on December 20, 1996, the shareholders of the Portfolio approved the operation of the Portfolio in this manner. Pursuant to the terms of the exemptive application, the Subadviser is to be able, subject to the approval of the Trustees of the Portfolio, but without shareholder approval, to employ new Sector Advisers for the Portfolio. Although shareholder approval will not be required for the termination of sub-subadvisory agreements, shareholders of the Portfolio will continue to have the right to terminate such agreements for the Portfolio at any time by a vote of a majority of outstanding voting securities of the Portfolio.


     Except as otherwise provided under "General Description of Registrant" in Part A attached hereto, the assets of the Portfolio are allocated by the Subadviser among the Sector Advisers selected for the Portfolio. Each Sector Adviser has discretion, subject to oversight by the Trustees and the Subadviser, to purchase and sell portfolio assets, consistent with the Portfolio's investment objectives, policies and restrictions. For its services, the Subadviser receives a management fee from the Manager. A part of the fee paid to the Subadviser is used by the Subadviser to pay the advisory fees of the Sector Advisers. Each Sector Adviser is paid a fee for its investment advisory services that is computed daily and paid monthly based on the value of the average net assets of the Portfolio assigned by the Subadvisor to the Sector Adviser at an annual rate equal to .25%.


     The Investment Sub-subadvisory Agreements provide that the Sector Advisers will not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of portfolio transactions for the Portfolio, except a loss resulting from misfeasance, bad faith, gross negligence or reckless disregard of duty. The Investment Sub-subadvisory Agreements provide that they will terminate automatically if assigned, and that they may be terminated without penalty to the Fund or the Portfolio by the Subadviser, the Trustees of the Portfolio or by the vote of a majority of the outstanding voting securities of the Portfolio upon not less than 15 days written notice. The Investment Sub-subadvisory Agreements will continue in effect for a period of more than two years from the date of execution only so long as such continuance is specifically approved at least annually in conformity with the 1940 Act. The Investment Sub-subadvisory Agreements were approved by the Board of Trustees of the Portfolio, including all of the Trustees who are not parties to the contract or "interested persons" of any such party, and by the shareholders of the Portfolio.

     A Sector Adviser may also serve as a discretionary or non-discretionary investment adviser to management or advisory accounts unrelated in any manner to the Portfolio or its affiliates. The investment subadvisory agreements among the Sector Advisers, the Portfolio and the Subadviser require fair and equitable treatment to the Portfolio in the selection of the Portfolio investments and the allocation of investment opportunities, but does not obligate the Sector Advisers to give the Portfolio exclusive or preferential treatment.

     Although the Sector Advisers make investment decisions for the Portfolio independent of those for their other clients, it is likely that similar investment decisions will be made from time to time. When the Portfolio and another client of a Sector Adviser are simultaneously engaged in the purchase or sale of the same security, the transactions are, to the extent feasible and practicable, averaged as to price and allocated as to amount between the Portfolio and the other client(s). In specific cases, this system could have detrimental effect on the price or volume of the security to be purchased or sold, as far as the Portfolio is concerned. However, the Trustees of the Portfolio believe, over time, that coordination and the ability to participate in volume transactions should be to the benefit of the Portfolio.

     Listed below are the Sector Advisers selected by the Subadviser to invest certain of the Portfolio's assets:


     MILLER/HOWARD INVESTMENTS, INC. serves as Sector Adviser to the utilities and transportation sectors of the Portfolio. Miller/Howard is a registered investment adviser which has been providing investment services to broker-dealers, investment advisers, employee benefit plans, endowment portfolios, foundations and other institutions and individuals since 1984. As of December 31, 1996, Miller/Howard held discretionary investment authority over approximately $183 million of assets. Lowell Miller and Helen Hamada who are, respectively, Miller/Howard's President, Secretary and a director and its Vice President, Treasurer and a director, each own more than 10% of the outstanding voting securities of Miller/Howard. Mr. Miller is the portfolio manager primarily responsible for the day-to-day management of those assets of the Portfolio allocated to Miller/Howard. Mr. Miller has been associated with Miller/Howard since 1984. Mr. Miller is a Trustee of the Growth Stock Portfolio, a Trustee and a Vice President of The Flex-funds and a Trustee and a Vice President of The Flex-Partners, mutual funds whose corresponding portfolios are also advised by the Manager. Miller/Howard's principal executive offices are located at 141 Upper Byrdcliffe Road, Post Office Box 549, Woodstock, New York, 12498.

     HALLMARK CAPITAL MANAGEMENT, INC. serves as Sector Adviser to the capital goods sector of the Portfolio. Hallmark is a registered investment adviser which has been providing investment services to individuals; banks; pension, profit sharing, and other retirement plans; trusts; endowments; foundations; and other charitable organizations since 1986. As of December 31, 1996, Hallmark held discretionary investment authority over approximately $120 million of assets. Peter S. Hagerman owns more than 10% of the outstanding voting securities of Hallmark. Mr. Hagerman, Chairman of the Board, President, and Chief Executive Officer, Thomas S. Moore, Senior Vice President and Chief Investment Officer, and Kathryn A. Skwieralski, Senior Vice President, Treasurer, Chief Financial and Administrative Officer, are the directors of Hallmark. Mr. Hagerman is the portfolio manager primarily responsible for the day-to-day management of those assets of the Portfolio allocated to Hallmark. Mr. Hagerman has been associated with Hallmark since 1986. Hallmark's principal executive offices are located at One Greenbrook Corporate Center, 100 Passaic Avenue, Fairfield, New Jersey, 07004.

     BARROW, HANLEY, MEWHINNEY & STRAUSS, INC. serves as Sector Adviser to the consumer durable and non-durable sectors of the Portfolio. Barrow is a registered investment adviser which has been providing investment services to banks; investment companies; pension and profit sharing plans; charitable organizations and corporations since 1979. As of December 31, 1996, Barrow held discretionary investment authority over approximately $20.5 billion of assets. Barrow is a wholly-owned subsidiary of United Asset Management. Bryant M. Hanley, Jr., President and Chief Executive Officer, is the sole director of Barrow. Michael C. Mewhinney is the portfolio manager primarily responsible for the day-to-day management of those assets of the Portfolio allocated to Barrow. Mr. Mewhinney has been associated with Barrow since 1979. Barrow's principal executive offices are located at 3232 McKinney Avenue, 15th Floor, Dallas, Texas, 75204-2429.

     THE MITCHELL GROUP, INC. serves as Sector Adviser to the energy sector of the Portfolio. The Mitchell Group is a registered investment adviser which has been providing investment services to individuals; banks; investment companies; pension and profit sharing plans; charitable organizations, corporations and other institutions since 1989. As of December 31, 1996, The Mitchell Group held discretionary investment authority over approximately $245 million of assets. Rodney Mitchell, President, Chief Executive Officer, Chief Investment Officer and sole director, owns more than 10% of the outstanding voting securities of The Mitchell Group. Mr. Mitchell is the portfolio manager primarily responsible for the day-to-day management of those assets of the Portfolio allocated to The Mitchell Group. Mr. Mitchell has been associated with The Mitchell Group since 1989. The Mitchell Group's principal executive offices are located at 1100 Louisiana, #4810, Houston, Texas, 77002.

     ASHLAND MANAGEMENT INCORPORATED serves as Sector Adviser to the materials and services sector of the Portfolio. Ashland is a registered investment adviser which has been providing investment services to individuals, pension and profit sharing plans, charitable organizations, corporations and other institutions since 1975. As of December 31, 1996, Ashland managed accounts having a value of approximately $1.45 billion. Charles C. Hickox, Chairman of the Board, Chief Executive Officer and a director, and Perry v.S. Jones, President, Chief Operating Officer and a director, each owns more than 10% of the outstanding voting securities of Ashland. Terence J. McLaughlin, Managing Director of Ashland and Deborah C. Ohl, a Portfolio Management Associate, are the portfolio managers primarily responsible for the day-to-day management of those assets of the Portfolio allocated to Ashland. Mr. McLaughlin has been associated with Ashland since 1984. Ms. Ohl has been employed by Ashland since August, 1992 and has served as a Portfolio Management Associate for Ashland since 1993. From May, 1991 until July, 1992, Ms. Ohl was a research and sales assistant with Kidder, Peabody & Co., Incorporated. Ashland's principal executive offices are located at 26 Broadway, New York, New York, 10004.

     DREMAN VALUE ADVISORS, INC. serves as Sector Adviser to the finance sector of the Portfolio. Dreman is a registered investment adviser which has been providing investment services to individuals, banks, investment companies, pension and profit sharing plans, charitable organizations, corporations and other institutions since 1977. As of Decmeber 31, 1996, Dreman held discretionary investment authority over approximately $3.8 billion of assets. Dreman is a wholly-owned subsidiary of Zurich Kemper Investments, Inc. ("Zurich Kemper"), which is a wholly-owned subsidiary of ZKI Holding Corporation, which is approximately 97% owned by Zurich Holding Company of America, Inc., which is a wholly-owned subsidiary of Zurich Insurance Company. The directors of Dreman are James R. Neal, President and Chief Executive Officer of Dreman, John E. Neal, President of Kemper Funds Group, a unit of Zurich Kemper, Stephen B. Timbers, President, Chief Executive Officer and Chief Investment Officer of Zurich Kemper, and David N. Dreman, Chairman of the Board of Dreman. Jonathan Kay is the portfolio manager primarily responsible for the day-to-day management of those assets of the Portfolio allocated to Dreman. Mr. Kay has been associated with Dreman since 1993. From 1990 to 1993, Mr. Kay was an associate with J.S. Eliezer, a management consulting firm serving primarily the media industry. Dreman's principal executive offices are located at 280 Park Avenue, 40th Floor, New York, NY 10017.

     RCM CAPITAL MANAGEMENT, L.L.C. serves as Sector Adviser to the technology sector of the Portfolio. RCM is a registered investment adviser that provides investment services to institutional and individual clients and registered investment companies, with approximately $25.6 billion of assets under management as of December 31, 1996. RCM was established in April 1996, as the successor to the business and operations of RCM Capital Management, a California Limited Partnership, which, with its predecessors, has been in operation since 1970. RCM is a wholly owned subsidiary of Dresdner Bank AG, an international banking organization with principal executive offices in Frankfurt, Germany. The Board of Managers of RCM is comprised of William L. Price, Chairman of the Board, Chief Investment Officer and Principal of RCM, Michael J. Apatoff, President, Chief Operating Officer and Principal of RCM, Hans-Dieter Bauernfeind, General Manager of Dresdner, Gerhard Eberstadt, Senior Chairman of Dresdner, George N. Fugelsang, Senior General Manager of Dresdner, John D. Leland, Jr., Principal of RCM, Jeffrey S. Rudsten, Principal of RCM, William S. Stack, Principal of RCM and Kenneth B. Weeman, Jr., Principal and Head of Equity Trading of RCM. Walter C. Price and Huachen Chen, each Principals of RCM, are the portfolio managers primarily responsible for the day-to-day management of those assets of the Portfolio allocated to RCM. Messrs. Price and Chen have managed equity portfolios on behalf of RCM since 1985. RCM's principal executive offices are located at Four Embarcadero Center, San Francisco, CA 94111.


     Banking laws and regulations, including the Glass-Steagall Act as presently interpreted by the Board of Governors of the Federal Reserve System, prohibit certain banking entities, such as Dresdner, from sponsoring, organizing, controlling or distributing the shares of a registered investment company continuously engaged in the issuance of its shares, and prohibit banks generally from underwriting securities. However, banks and their affiliates generally can act as an adviser (or sub-subadviser) to an investment company and can purchase shares of an investment company as agent for and upon the order of customers. RCM believes that it may perform the services contemplated by the investment management agreement without violating these banking law regulations. However, future changes in legal requirements relating to the permissible activities of banks and their affiliates, as well as future interpretations of current requirements, could prevent RCM from continuing to perform investment management services for the Portfolio.

                                 TRANSFER AGENT

     The Portfolio has entered into an Administration and Accounting Services Agreement with Mutual Funds Service Co. ("MFSCo"), which acts as transfer agent for the Portfolio. MFSCo maintains an account for each investor in the Portfolio, performs other transfer agency functions and acts as dividend disbursing agent for the Portfolio.

                                    CUSTODIAN

     Pursuant to a Custody Agreement, Star Bank, N.A., Cincinnati, acts as the custodian of the Portfolio's assets (the "Custodian"). The Custodian's responsibilities include safeguarding and controlling the Portfolio's cash and securities, handling the receipt and delivery of securities, determining income and collecting interest on the Portfolio's investments and maintaining books of original entry for Portfolio accounting and other required books and accounts. Securities held by the Portfolio may be deposited into the Federal Reserve-Treasury Department Book Entry System or the Depository Trust Company and may be held by a subcustodian bank if such arrangements are reviewed and approved by the Trustees of the Portfolio. The Custodian does not determine the investment policies of the Portfolio or decide which securities the Portfolio will buy or sell. The Portfolio may, however, invest in securities of the Custodian and may deal with the Custodian as principal in securities transactions. For its services, the Custodian will receive such compensation as may from time to time be agreed upon by it and the Portfolio.

                             INDEPENDENT ACCOUNTANTS

     KPMG Peat Marwick LLP, Two Nationwide Plaza, Columbus, Ohio 43215, serves as the Portfolio's independent accountant. The auditor examines financial statements for the Portfolio and provides other audit, tax, and related services.

ITEM 17.  BROKERAGE ALLOCATION AND OTHER PRACTICES.

     All orders for the purchase or sale of portfolio securities are placed on behalf of the Portfolio by the Manager, Subadviser or Sector Advisers pursuant to authority contained in the investment advisory agreement, investment Subadvisory agreement and investment sub-subadvisory agreements. The Manager, Subadviser and Sector Advisers are also responsible for the placement of transaction orders for accounts for which they or their affiliates act as investment adviser. In selecting broker-dealers, subject to applicable limitations of the federal securities laws, the Manager, Subadviser and Sector Advisers consider various relevant factors, including, but not limited to, the size and type of the transaction; the nature and character of the markets for the security to be purchased and sold; the execution efficiency, settlement capability, and financial condition of the broker-dealer firm; the broker-dealer's execution services rendered on a continuing basis; the reasonableness of any commissions, and arrangements for payment of Portfolio expenses.

     The Portfolio may execute portfolio transactions with broker-dealers who provide research and execution services to the Portfolio or other accounts over which the Manager, Subadviser or Sector Advisers or their affiliates exercise investment discretion. Such services may include advice concerning the value of securities; the advisability of investing in, purchasing or selling securities; the availability of securities or the purchasers or sellers of securities; furnishing analyses and reports concerning issuers industries, securities, economic factors and trends, portfolio strategy, and performance of accounts; and effecting securities transactions and performing functions incidental thereto (such as clearance and settlement). The selection of such broker-dealers generally is made by the Manager, Subadviser and Sector Advisers (to the extent possible consistent with execution considerations) in accordance with a ranking of broker-dealers determined periodically by the Manager, Subadviser and Sector Advisers' investment staffs based upon the quality of research and execution services provided.

     The receipt of research from broker-dealers that execute transactions on behalf of the Portfolio may be useful to the Manager, Subadviser and Sector Advisers in rendering investment management services to the Portfolio or their other clients, and conversely, such research provided by broker-dealers who have executed transaction orders on behalf of other Manager, Subadviser and Sector Advisers' clients may be useful to the Manager, Subadviser and Sector Advisers in carrying out their obligations to the Portfolio. The receipt of such research is not expected to reduce the Manager, Subadviser and Sector Advisers' normal independent research activities; however, it enables the Manager, Subadviser and Sector Advisers to avoid the additional expenses that could be incurred if the Manager, Subadviser and Sector Advisers tried to develop comparable information through their own efforts.

     Subject to applicable limitations of the federal securities laws, broker-dealers may receive commissions for agency transactions that are in excess of the amount of commissions charged by other broker-dealers in recognition of their research and execution services. In order to cause the Portfolio to pay such higher commissions, the Manager, Subadviser and/or Sector Advisers must determine in good faith that such commissions are reasonable in relation to the value of the brokerage and research services provided by such executing broker-dealers viewed in terms of a particular transaction or the

Manager, Subadviser and/or Sector Advisers' overall responsibilities to the Portfolio and their other clients. In reaching this determination, the Manager, Subadviser and/or Sector Advisers will not attempt to place a specific dollar value on the brokerage and research services provided or to determine what portion of the compensation should be related to those services.

     The Manager, Subadviser and Sector Advisers are authorized to use research services provided by and to place portfolio transactions with brokerage firms that have provided assistance in the distribution of shares of the Fund or shares of other Flex-funds funds or Flex-Partners funds to the extent permitted by law.

     The Manager, Subadviser and Sector Advisers may allocate brokerage transactions to broker-dealers who have entered into arrangements with the Manager, Subadviser and Sector Advisers under which the broker-dealer allocates a portion of the commissions paid by the Portfolio toward payment of the Portfolio or the Fund's expenses, such as transfer agent fees of Mutual Funds Service Co. or custodian fees. The transaction quality must, however, be comparable to those of other qualified broker-dealers.

     The Trustees of the Portfolio periodically review the Manager, Subadviser and Sector Advisers' performance of their responsibilities in connection with the placement of portfolio transactions on behalf of the Portfolio and review the commissions paid by the Portfolio over representative periods of time to determine if they are reasonable in relation to the benefits to the Portfolio.

     From time to time, the Trustees of the Portfolio will review whether the recapture for the benefit of the Portfolio of some portion of the brokerage commissions or similar fees paid by the Portfolio on portfolio transactions is legally permissible and advisable.

     The Portfolio seeks to recapture soliciting broker-dealer fees on the tender of portfolio securities, but at present no other recapture arrangements are in effect. The Trustees of the Portfolio intend to continue to review whether recapture opportunities are available and are legally permissible and, if so, to determine in the exercise of their business judgment, whether it would be advisable for the Portfolio to seek such recapture.

     Although the Trustees and officers of the Portfolio are substantially the same as those of other portfolios managed by the Manager, investment decisions for the Portfolio are made independently from those of other portfolios managed by the Manager or accounts managed by affiliates of the Manager. It sometimes happens that the same security is held in the portfolio of more than one of these funds or accounts. Simultaneous transactions are inevitable when several portfolios are managed by the same investment adviser, particularly when the same security is suitable for the investment objective of more than one portfolio.

     When two or more portfolios are simultaneously engaged in the purchase or sale of the same security, the prices and amounts are allocated in accordance with a formula considered by the officers of the portfolios involved to be equitable to each portfolio. In some cases this system could have a detrimental effect on the price or value of the security as far as the Portfolio is concerned. In other cases, however, the ability of the Portfolio to participate in volume transactions will produce better executions and prices for the Portfolio. It is the current opinion of the Trustees of the Portfolio that the desirability of retaining the Manager as investment adviser to the Portfolio outweighs any disadvantages that may be said to exist from exposure to simultaneous transactions. During the period from January 1, 1996 to December 31, 1996, the Growth Stock Portfolio paid total commissions of $22,474 ($44,655 in 1995; $135,422 in 1994) on the purchase and sale of common stocks. Brokerage commissions paid on the purchases and sales by the Portfolio of futures and option contracts for the year ending December 31, 1996 were $17,339.



ITEM 18.  CAPITAL STOCK AND OTHER SECURITIES.

     Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Investors are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of the Portfolio. Upon liquidation or dissolution of the Portfolio, investors are entitled to share pro rata in the Portfolio's net assets available for distribution to its investors. Investments in the Portfolio have no preference, preemptive, conversion or similar rights and are fully paid and nonassessable, except as set forth below. Investments in the Portfolio may not be transferred. Certificates representing an investor's beneficial interest in the Portfolio are issued only upon the written request of an investor.

     Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investors in the Portfolio do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interest in the Portfolio may elect all of the Trustees of the Portfolio if they choose to do so and in such event the other investors in the Portfolio would not be able to elect any Trustee. The Portfolio is not required to hold annual meetings of investors but the Portfolio will hold special meetings of investors when in the judgment of the Portfolio's Trustees it is necessary or desirable to submit matters for an investor vote. No material amendment may be made to the Portfolio's Declaration of Trust without the affirmative majority vote of investors (with the vote of each being in proportion to the amount of their investment).

     The Portfolio may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved by the vote of two-thirds of its investors (with the vote of each being in proportion to the amount of their investment), except that if the Trustees of the Portfolio recommend such sale of assets, the approval by vote of a majority of the investors (with the vote of each being in proportion to the amount of their investment) will be sufficient. The Portfolio may also be terminated (i) upon liquidation and distribution of its assets, if approved by the vote of two-thirds of its investors (with the vote of each being in proportion to the amount of their investment), or (ii) by the Trustees of the Portfolio by written notice to its investors.

     The Portfolio is organized as a trust under the laws of the State of New York. Investors in the Portfolio will be held personally liable for its obligations and liabilities, subject, however, to indemnification by the Portfolio in the event that there is imposed upon an investor a greater portion of the liabilities and obligations of the Portfolio than its proportionate beneficial interest in the Portfolio. The Declaration of Trust also provides that the Portfolio shall maintain appropriate insurance (for example, fidelity bonding and errors and omissions insurance) for the protection of the Portfolio, its investors, Trustees, officers, employees and agents covering possible tort and other liabilities. Thus, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

     The Declaration of Trust further provides that obligations of the Portfolio are not binding upon the Trustees individually but only upon the property of the Portfolio and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. The Declaration of Trust provides that the trustees and officers will be indemnified by the Portfolio against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Portfolio, unless, as to liability to the Portfolio or its investors, it is finally adjudicated that they engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in their offices, or unless with respect to any other matter it is finally adjudicated that they did not act in good faith in the reasonable belief that their actions were in the best interests of the Portfolio. In the case of settlement, such indemnification will not be provided unless it has been determined by a court or other body approving the settlement or other disposition, or by a reasonable determination, based upon a review of readily available facts, by vote of a majority of disinterested Trustees or in a written opinion of independent counsel, that such officers or Trustees have not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of their duties.

ITEM 19.  PURCHASE, REDEMPTION AND PRICING OF SECURITIES.

     Beneficial interests in the Portfolio are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

     The Portfolio determines its net asset value as of 4:00 p.m., New York time, each Fund Business Day by dividing the value of the Portfolio's net assets by the value of the investment of the investors in the Portfolio at the time the determination is made. (As of the date of this Registration Statement, the New York Stock Exchange is open for trading every weekday except for the following holidays (or days on which such holiday is observed): New Year's Day, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas.) Purchases and reductions will be effected at the time of determination of net asset value next following the receipt of any purchase or reduction order.

     Securities owned by the Portfolio and listed or traded on any national securities exchange are valued at each closing of the N.Y.S.E. on the basis of the last sale on such exchange each day that the exchange is open for business. If there is no sale on that day, or if the security is not listed, it is valued at its last bid quotation on the exchange or, in the case of unlisted securities, as obtained from an established market maker. Futures contracts are valued on the basis of the cost of closing out the liability; i.e., at the settlement price of a closing contract or at the asked quotation for such a contract if there is no sale. Money market instruments having maturities of 60 days or less are valued at amortized cost if not materially different from market value. Portfolio securities for which market quotations are not readily available are to be valued by the Adviser in good faith at its own expense under the direction of the Trustees.

ITEM 20.  TAX STATUS.

     The Portfolio is organized as a trust under New York law. Under the method of operation of the Portfolio, the Portfolio is not subject to any income tax. However, each investor in the Portfolio is taxable on its share (as determined in accordance with the governing instruments of the Portfolio) of the Portfolio's ordinary income and capital gain in determining its income tax liability. The determination of such share is made in accordance with the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

     The Portfolio's taxable year-end is December 31. Although, as described above, the Portfolio is not subject to federal income tax, it files appropriate federal income tax returns.

     The Portfolio's assets, income and distributions are managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, assuming that the investor invested all of its investable assets in the Portfolio.

ITEM 21.  UNDERWRITERS.


     The Portfolio has not retained the services of a principal underwriter or distributor, as interests in the Portfolio are offered solely in private placement transactions. Investment companies, insurance company separate accounts, common and commingled trust funds and similar organizations and entities may continuously invest in the Portfolio.


ITEM 22.  CALCULATION OF PERFORMANCE DATA.

     Not applicable.

ITEM 23.  FINANCIAL STATEMENTS.


     The following financial statements are intended to provide information only with respect to the Growth Stock Portfolio. Persons interested in obtaining information about any of the other Portfolios should contact the Investment Adviser to obtain a copy of such Portfolio's current Registration Statement.


                            GROWTH STOCK PORTFOLIO
               Portfolio of Investments as of December 31, 1996

                                                         SHARES OR
INDUSTRIES/CLASSIFICATIONS                               FACE AMOUNT      VALUE


COMMON STOCKS - 67.6%
AEROSPACE/DEFENSE - (3.4%)
Boeing Company                                              7,850      $835,044
                                                                       --------

ALUMINUM - (2.0%)
Aluminum Company of America                                 7,850       500,438
                                                                       --------

AUTO AND TRUCK - (1.8%)
General Motors                                              7,850       437,637
                                                                       --------

BANKING - (3.1%)
J.P. Morgan & Company, Inc.                                 7,850       766,356
                                                                       --------

BEVERAGE - (1.7%)
Coca Cola                                                   7,850       413,106
                                                                       --------

CHEMICAL (BASIC) - (4.3%)
Dupont                                                      7,850       740,844
Union Carbide                                               7,850       320,869
                                                                       ========

                                                                      1,061,713
                                                                       --------

CHEMICAL (DIVERSIFIED) - (2.7%)
Minnesota Mining & Manufacturing                             7,850      650,569
                                                                       --------

COMPUTER AND PERIPHERALS - (4.8%)
International Business Machines                              7,850    1,185,350
                                                                       --------

DRUG - (2.5%)

Merck & Company, Inc.                                        7,850      622,112
                                                                       --------


                                      B-34



GROWTH STOCK PORTFOLIO, continued


ELECTRICAL EQUIPMENT - (3.8%)
General Electric Company                                      7,850     776,169
Westinghouse Electric Corporation                             7,850     156,018

                                                                       ========
                                                                        932,187
                                                                       --------

FINANCIAL SERVICES - (1.8%)
American Express                                              7,850     443,525
                                                                       --------

HOUSEHOLD PRODUCTS - (3.4%)
Procter & Gamble                                              7,850     843,875
                                                                       --------

MACHINERY (CONSTRUCTION & MINING) - (2.4%)
Caterpillar Inc.                                              7,850     590,713
                                                                       --------

MULTIFORM - (4.3%)

Allied-Signal Inc.                                            7,850     525,950
United Technologies                                           7,850     518,100

                                                                       ========
                                                                      1,044,050
                                                                       --------

PAPER AND FOREST PRODUCTS - (1.3%)
International Paper                                           7,850     316,943
                                                                       --------

PETROLEUM (INTEGRATED) - (8.3%)
Chevron Corporation                                           7,850     510,250
Exxon                                                         7,850     769,300
Texaco                                                        7,850     770,281

                                                                       ========
                                                                      2,049,831
                                                                       --------


                                      B-35



Growth Stock Portfolio, continued


PRECISION INSTRUMENT - (2.7%)
Eastman Kodak                                                7,850      629,963
Imation Corporation                                            785       22,078

                                                                       ========
                                                                        652,041
                                                                       --------

RECREATION - (2.2%)
Walt Disney Company                                          7,850      546,556
                                                                       --------

RESTAURANT - (1.5%)
McDonalds Corporation                                        7,850      355,213
                                                                       --------

RETAIL STORE - (2.2%)
Sears                                                        7,850      362,081
Woolworth Corporation                                        7,850      171,719

                                                                       ========
                                                                        533,800
                                                                       --------

STEEL (INTEGRATED) - (.3%)
Bethlehem Steel                                              7,850       70,650
                                                                       --------

TELECOMMUNICATION EQUIPMENT & SERVICES - (1.9%)
American Telephone & Telegraph                               7,850      341,475
Lucent Technologies Incorporated                             2,544      117,660

                                                                       ========
                                                                        459,135
                                                                       --------

TIRE AND RUBBER - (1.6%)
Goodyear Tire & Rubber                                       7,850      403,294
                                                                       --------

TOBACCO - (3.6%)
Philip Morris Companies, Inc.                                7,850      884,106

TOTAL COMMON STOCKS                                                  ==========
(Cost $13,435,117)                                                   16,598,244
                                                                     ----------


                                      B-36



GROWTH STOCK PORTFOLIO, continued


U.S. TREASURY BILLS - 4.0%
*U.S. Treasury Bill, 5.34%, due 3/06/97                   $800,000      792,836
U.S. Treasury Bill, 5.01%, due 3/06/97                     100,000       99,105
U.S. Treasury Bill, 4.84%, due 3/06/97                     100,000       99,104
U.S. Treasury Bill, 4.90%, due 1/09/97                       6,000        5,994

TOTAL U.S. TREASURY BILLS                                              ========
(Cost $996,649)                                                         997,039
                                                                       --------

*Pledged $390,000 face amount as collateral on futures

REPURCHASE AGREEMENTS - 28.4%
 (Collateralized by U.S. government obligations
   - market value $7,047,064)
   Paine Webber Incorporated, dated 12/30/96,
    6.35%, due 1/02/97                                   4,000,000    4,000,000
   Prudential Bache Securities, dated 12/31/96,
    6.75%, due 1/02/97                                   2,968,000    2,968,000

TOTAL REPURCHASE AGREEMENTS                                           =========
 (Cost $6,968,000)                                                    6,968,000
                                                                      ---------

TOTAL INVESTMENTS - 100%                                            ===========
 (Cost $21,399,766)                                                 $24,563,283
                                                                    -----------
                                                         CONTRACTS
FUTURES CONTRACTS
  Long, S&P 500 futures contracts,
   face amount $7,817,250 expiring in March, 1997.              21    (153,300)

                                                                      =========
  NET PAYABLE FOR FUTURES CONTRACTS SETTLEMENTS                       (153,300)
                                                                      ---------

See accompanying notes to financial statements



                                BOND PORTFOLIO
               Portfolio of Investments as of December 31, 1996

                                                                            FACE AMOUNT        VALUE


U.S.TREASURY NOTES - 66.6%
 U.S. Treasury Note, 6.50%, due 10/15/2006                                 $ 9,000,000   $ 9,054,844

TOTAL U.S.TREASURY NOTES                                                                   =========
 (Cost $9,169,393)                                                                         9,054,844
                                                                                           ---------

U.S. GOVERNMENT AGENCY - 29.9%
Federal National Mortgage Association Discount Note, 5.48%, due 1/06/97      2,000,000     1,998,478
Federal National Mortgage Association Discount Note, 5.48%, due 1/14/97      2,000,000     1,996,042
Federal National Mortgage Association Note, 4.80%, due 6/25/97                  79,359        78,937

 TOTAL U.S. GOVERNMENT AGENCY                                                              =========
 (Cost $4,073,521)                                                                         4,073,457
                                                                                           ---------

U.S.TREASURY BILLS - 1.9%
 U.S. Treasury Bill, 4.97%, due 2/20/97                                        100,000        99,310
 U.S. Treasury Bill, 5.34%, due 3/06/97                                        100,000        99,105
 U.S. Treasury Bill, 4.99%, due 3/06/97                                         50,000        49,552
 U.S. Treasury Bill, 4.90%, due 1/09/97                                          4,800         4,794

TOTAL U.S.TREASURY BILLS                                                                   =========
 (Cost $252,711)                                                                             252,761
                                                                                           ---------

REPURCHASE AGREEMENTS - 1.6%
 (Collateralized by U.S. government obligations - market value $227,072)
   Prudential Bache Securities, dated 12/31/96, 6.75%, due 1/02/97             225,000       225,000
                                                                                           ---------

TOTAL REPURCHASE AGREEMENTS
 (Cost $225,000)                                                                             225,000
                                                                                           ---------

TOTAL INVESTMENTS - 100%                                                                 ===========
 (Cost $13,720,625)                                                                      $13,606,062
                                                                                         -----------

See accompanying notes to financial statements



                            MUTUAL FUND PORTFOLIO
               Portfolio of Investments as of December 31, 1996

                                                           SHARES OR
                                                          FACE AMOUNT             VALUE


MUTUAL FUNDS - 59.5%
Aim Constellation Fund                                             86            $2,185
Aim Weingarten Fund                                                99             1,832
Charles Schwab Money Market Fund                           16,172,563        16,172,563
Fidelity Blue Chip Fund                                       235,580         7,701,108
Fidelity Core Money Market Fund                            19,964,557        19,964,557
Fidelity Fund                                                 236,798         5,848,911
Fidelity Growth & Income Fund                                 251,433         7,726,531
Mutual Series Fund                                                 58             5,412
PBHG Growth Fund                                                  624            16,398
Rydex U.S. Government Money Market Fund                     5,927,310         5,927,310
Rydex Nova Fund                                               721,714        12,666,082
T. Rowe Price New Era Fund                                        132             3,443
T. Rowe Price New Horizons Fund                                   151             3,287
Value Line Fund                                               292,179         5,636,131

TOTAL MUTUAL FUNDS                                                           ==========
(Cost $81,126,588)                                                           81,675,750
                                                                             ----------

U.S.TREASURY BILLS - 2.9%
*U.S. Treasury Bill, 5.34%, due 3/06/97                     $1,650,000        1,635,222
*U.S. Treasury Bill, 5.00%, due 3/06/97                      1,000,000          991,044
*U.S. Treasury Bill, 4.84%, due 3/06/97                        900,000          891,940
*U.S. Treasury Bill, 4.90%, due 3/06/97                        200,000          198,209
*U.S. Treasury Bill, 4.99%, due 3/06/97                        150,000          148,657
U.S. Treasury Bill, 4.90%, due 1/09/97                          30,100           30,068

TOTAL U.S. TREASURY BILLS                                                     =========
(Cost $3,894,698)                                                             3,895,140
                                                                              ---------

*Pledged $2,960,000 face amount as collateral on futures contracts


                                      B-39



MUTUAL FUND PORTFOLIO, continued


REPURCHASE AGREEMENTS - 37.6%
 (Collateralized by U.S. government
   obligations - market value $52,366,298)
   Paine Webber Incorporated, dated 12/30/96,
    6.35%, due 1/02/97                                      25,000,000       25,000,000
   Prudential Bache Securities, dated 12/31/96,
    6.75%, due 1/02/97                                      14,343,000       14,343,000
   State Street Bank, dated 12/31/96,
    6.00%, due 1/02/97                                      12,318,000       12,318,000

TOTAL REPURCHASE AGREEMENTS                                                  ==========
 (Cost $51,661,000)                                                          51,661,000
                                                                             ----------

TOTAL INVESTMENTS - 100%                                                   ============
(Cost $136,682,286)                                                        $137,231,890
                                                                           ------------

         CONTRACTS

FUTURES CONTRACTS
  Long, S&P 500 futures contracts,
   face amount $90,456,750 expiring in March, 1997.                243      (1,773,830)
  Long, Midcap futures contracts,
   face amount $2,181,100 expiring in March, 1997.                  17         (11,475)

                                                                            -----------
  NET PAYABLE FOR FUTURES CONTRACTS SETTLEMENTS                             (1,785,305)
                                                                            -----------

See accompanying notes to financial statements



                          UTILITIES STOCK PORTFOLIO
               Portfolio of Investments as of December 31, 1996

                                                        SHARES OR
INDUSTRIES/CLASSIFICATIONS                            FACE AMOUNT       VALUE


COMMON STOCKS - 88.5%
ELECTRIC/GAS UTILITY - (4.1%)
MDU Resources Group Incorporated                           6,100   $  140,300
Nipsco Industries Incorporated                             4,700      186,238

                                                                     ========
                                                                      326,538
                                                                     --------

ELECTRIC UTILITY - (18.1%)
Cinergy Corporation                                        7,900      263,663
Ipalco Enterprises Incorporated                            6,000      163,500
KU Energy Corporation                                      3,300       99,000
LG&E Energy Corporation                                    8,600      210,700
Pacificorp                                                10,000      205,000
Public Service Company of Colorado                         5,900      229,362
Teco Energy Incorporated                                  11,000      265,375

                                                                     ========
                                                                    1,436,600
                                                                     --------

DIVERSIFIED UTILITY - (1.9%)
Citizens Utilities Company Class B                        13,514      150,341
                                                                     --------

NATURAL GAS (DISTRIBUTOR) - (21.8%)
Bay State Gas Company                                      2,200       62,150
Brooklyn UN Gas Company                                    5,900      177,738
Consolidated Natural Gas Company                           3,900      215,475
MCN Corporation                                            6,200      179,025
Nicor Incorporated                                         1,800       64,350
Pacific Enterprises                                        7,000      212,625
Panenergy Corporation                                      5,500      247,500
Transcanada Pipelines Ltd.                                 8,200      143,500
UGI Corporation                                            2,000       44,750
Wicor Incorporated                                         5,800      208,075
Williams Companies Incorporated                            4,800      180,000

                                                                     ========
                                                                    1,735,188
                                                                     --------


                                      B-41



Utilities Stock Portfolio, continued


OIL/GAS (DOMESTIC) - (7.9%)

El Paso Natural Gas Company                                4,800      242,400
Enron Corporation                                          3,000      129,375
Questar Corporation                                        5,300      194,775
Sante Fe Pacific Pipeline Partners                         1,600       60,800

                                                                     ========
                                                                      627,350
                                                                     --------

TELECOMMUNICATION EQUIPMENT - (2.1%)
LCC International A                                        5,000       92,500
Vanguard Cellular                                          4,700       74,025

                                                                     ========
                                                                      166,525
                                                                     --------

TELECOMMUNICATION SERVICES - (28.7%)
Airtouch Communications                                    5,600      141,400
Alltel Corporation                                         8,100      254,138
Bell Atlantic Corporation                                  2,400      155,400
Bellsouth Corporation                                      3,000      121,125
Century Telephone                                          8,500      262,437
Frontier Corporation                                       9,500      214,937
GTE Corporation                                            5,200      236,600
Intellicell Corporation                                   30,000      221,250
MCI Communications                                         5,000      163,437
Sprint Corporation                                         4,400      175,450
Tele Denmark                                               5,000      136,250
U.S. West Incorporated                                     6,000      193,500

                                                                    =========
                                                                    2,275,924
                                                                    ---------

WATER UTILITY - (3.9%)
American Water Works Incorporated                         15,200      313,500
                                                                     --------

TOTAL COMMON STOCKS
(Cost $6,252,239)                                                   7,031,966
                                                                    ---------


                                      B-42



UTILITIES STOCK PORTFOLIO, continued


U.S. TREASURY BILLS - 0.0%
U.S. Treasury Bill, 4.90%, due 1/09/97                 $  1,000         1,000
                                                                      -------

TOTAL U.S. TREASURY BILLS
 (Cost $1,000)                                                          1,000
                                                                      -------

REPURCHASE AGREEMENTS - 11.5%
 (Collateralized by U.S. government
  obligations - market value $922,418)
   Prudential Bache Securities, dated 12/31/96,
    6.75%, due 1/02/97                                  914,000       914,000
                                                                      -------

TOTAL REPURCHASE AGREEMENTS
 (Cost $914,000)                                                      914,000
                                                                      -------

TOTAL INVESTMENTS - 100%                                           ==========
 (Cost $7,167,239)                                                 $7,946,966
                                                                   ----------

See accompanying notes to financial statements



MONEY MARKET PORTFOLIO

         Portfolio of Investments as of December 31, 1996

                                                                                                       AMORTIZED
                                                                                      FACE AMOUNT           COST


COMMERCIAL PAPER - 49.5%
American Trading & Production, 5.35%, due 1/14/97                                    $  4,000,000   $  3,992,272
Bell South, 5.42%, due 1/21/97                                                          5,030,000      5,014,854
Calcot, 5.75%, due 2/21/97                                                              3,000,000      2,975,562
Calcot, 5.40%, due 1/24/97                                                              5,000,000      4,982,750
Calcot, 5.36%, due 1/22/97                                                              5,000,000      4,984,367
Cargill Financial, 5.58%, due 6/16/97                                                   5,000,000      4,871,350
Coca-Cola Company, 5.80%, due 1/17/97                                                  15,000,000     14,961,333
Equitable of Iowa, 5.61%, due 1/17/97                                                  12,000,000     11,970,080
Fingerhut Owners Trust, 5.50%, due 1/09/97                                             10,000,000      9,987,778
Fleet Funding, 5.48%, due 1/24/97                                                       2,200,000      2,192,298
Hertz Corporation, 5.90%, due 1/03/97                                                  10,000,000      9,996,722
Hitachi America Ltd., 5.35%, due 3/25/97                                                8,160,000      8,059,349
JC Penney Funding, 5.39%, due 3/27/97                                                  15,000,000     14,809,104
Merrill Lynch & Company, 5.55%, due 6/13/97 5,000,000                                                  4,874,354
Michigan Consolidated Gas, 5.33%, due 2/07/97                                           8,000,000      7,956,175
National Rural Utilities, 5.31%, due 2/14/97                                            4,200,000      4,172,742
PHH Corporation, 5.50%, due 1/17/9710,000,000                                                          9,975,556
Portland General Electric, 5.33%, due 1/21/97                                          10,000,000      9,970,389
Receivables Capital Corporation, 5.75%, due 1/15/97                                    10,000,000      9,977,639
Toyota Motor Company, 5.31%, due 2/06/97                                                8,000,000      7,957,520
WMX Technologies, 5.60%, due 5/13/97                                                   20,000,000     19,589,333

TOTAL COMMERCIAL PAPER                                                                               ===========
(Cost $173,271,527)                                                                                  173,271,527
                                                                                                     -----------

CORPORATE OBLIGATIONS - 33.1%
American Home Products Corporation, 6.875%, due 4/15/97                                 1,005,000      1,008,499
American General Finance, 7.75%, due 1/15/97                                              450,000        450,335
Associates Corporation, 6.875%, due 1/15/97                                               425,000        425,179
*Bank One Capital Demand Note, 5.95%, next redemption
  date 1/02/97, due 4/01/2113                                                           3,536,000      3,536,000
Bell Atlantic Corporation, 7.22%, due 6/16/97                                           4,000,000      4,029,304
Bell Tri LSG, 8.05%, due 2/19/97                                                          500,000        501,663
*Care Life Project Floating Rate Note, 5.80%, next
  redemption date 1/02/97, due 8/01/2111                                                1,350,000      1,350,000
*Caterpillar Financial Incorporated Floating Rate
  Note, 5.654%, due 6/20/97                                                             1,000,000      1,000,473
Caterpillar Incorporated, 5.05%, due 1/15/97                                              500,000        499,933
Central Illinois Public Service, 6.125%, due 7/01/97 2,000,000                                         2,003,840
Chase Manhattan Bank, 7.875%, due 1/15/97                                                 750,000        750,574


                                      B-44



MONEY MARKET PORTFOLIO, continued


Consolidated Rail, 6.00%, due 7/01/97                                                     142,000        141,977
Cooper Industries, 7.77%, due 10/21/97                                                  5,000,000      5,063,808
Cooper Industries, 7.81%, due 10/15/97                                                  3,000,000      3,038,398
*Espanola/Nambe Variable Rate Demand Note, 5.84%, next
  redemption date 1/02/97, due 6/01/2006                                                2,500,000      2,500,000
Ford Capital, 9.75%, due 6/05/97                                                        3,700,000      3,755,316
Ford Holdings, 9.25%, due 7/15/97                                                       3,168,000      3,220,923
Ford Motor Credit Corporation, 6.75%, put date 7/15/97                                    350,000        351,922
GE Capital Corporation, 7.00%, due 4/03/97                                              1,518,000      1,522,190
GE Capital Corporation, 4.55%, due 10/27/97                                             2,500,000      2,471,888
*General Motors Acceptance Corporation Floating Rate Note,
  5.68%, next redemption date 4/13/97, due 4/13/98                                     10,000,000     10,000,000
General Motors Acceptance Corporation, 7.40%, due 1/14/97                                 170,000        170,130
General Motors Acceptance Corporation, 7.80%, due 5/05/97                               9,200,000      9,264,405
General Motors Acceptance Corporation, 7.90%, due 5/01/97                               1,500,000      1,509,712
General Telephone, California, 6.75%, due 12/01/97                                      2,500,000      2,500,000
General Nutrition Corporation, 11.375%, redemption date 3/03/97                         5,000,000      5,183,933
Golden West Financial, 10.25%, due 5/15/97                                                475,000        482,422
*Hancor Incorporated Floating Rate Note, 5.84%, next redemption
  date 1/02/97, due 12/01/2004                                                            800,000        800,000
Hertz Corporation, 10.125%, due 3/01/97                                                 2,000,000      2,014,965
Marshall & Isley, 7.375%, due 10/31/97                                                 10,000,000     10,125,300
Michigan Consolidated Gas, 6.25%, due 5/01/97                                           1,500,000      1,502,857
Minnesota Mining & Manufacturing, 6.375%, due 6/16/97                                   1,000,000      1,001,186
Morgan Stanley Incorporated, 7.32%, due 1/15/97                                           500,000        500,292
*Mubea, Incorporated Floating Rate Note, 5.84%, next redemption
 date 1/02/97, due 12/01/2004                                                           5,000,000      5,000,000
NBD Bank N.A., 7.875%, due 1/21/97                                                        250,000        250,266
Philip Morris Companies, 9.25%, due 12/01/97                                            1,568,000      1,615,090
Philip Morris Companies, 9.75%, due 5/01/97                                               814,000        824,532
Philip Morris Companies, 8.75%, due 6/15/97                                               500,000        506,712
Philip Morris Companies, 7.50%, due 3/15/97                                               870,000        873,155
*Presrite Corporation Floating Rate Note, 5.84%, next redemption
  date 1/02/97, due 1/01/2004                                                           2,540,000      2,540,000
*Seariver Maritime Financial Holdings Floating Rate Note, 5.405%,
  next redemption date 1/02/97, due 10/01/2111                                          7,000,000      7,000,000
Sears Roebuck & Company, 6.66%, due 5/20/97                                             1,000,000      1,003,456
Sears Roebuck & Company, 7.41%, due 6/11/97                                               100,000        100,629
Southern California Edison, 5.90%, due 1/15/97                                          1,000,000      1,000,237
Virginia Electric & Power, 7.25%, due 3/01/97                                           3,250,000      3,258,635
*White Castle Corporation, Floating Rate Note, 5.84%, next
  redemption date 1/02/97, due 12/01/2010                                               9,000,000      9,000,000

TOTAL CORPORATE OBLIGATIONS                                                                          ===========
 (Cost $115,650,136)                                                                                 115,650,136
                                                                                                     -----------
U.S. TREASURY NOTES - 4.0%
 U.S. Treasury Note, 6.00%, due 8/31/97                                                 4,000,000      4,005,201
 U.S. Treasury Note, 6.00%, due 11/30/97                                               10,000,000     10,043,606


                                      B-45



MONEY MARKET PORTFOLIO, continued


TOTAL U.S. TREASURY NOTES                                                                             ==========
         (Cost $14,048,807)                                                                           14,048,807
                                                                                                      ----------

U.S. TREASURY BILLS - 0.0%                                                                            ==========
         U.S. Treasury Bill, 4.906%, due 1/09/97                                           63,100         63,031
                                                                                                      ----------

TOTAL U.S. TREASURY BILLS
         (Cost $63,031)                                                                                   63,031

U.S. GOVERNMENT OBLIGATIONS - 4.1%
Federal Home Loan Mortgage Corporation, 5.10%, due 1/13/97                                100,000         99,995
Federal Home Loan Mortgage Corporation, 6.47%, due 7/07/97                                500,000        501,978
Federal Home Loan Bank Note, 5.50%, due 3/21/97                                           235,000        235,000
Federal Farm Credit, 5.32%, due 2/03/97                                                   200,000        199,895
*Federal Home Loan Bank Floating Rate Note, 5.803%,
  due 4/08/97, next redemption date 1/02/97                                             2,000,000      2,000,863
*Student Loan Marketing Association Floating Rate
  Note, 5.48%, due 8/03/99, next redemption date
  7/02/96                                                                               4,350,000      4,353,782
*Student Loan Marketing Association Floating Rate Note,
  5.43%, due 11/10/98, next redemption date 7/02/96                                     5,000,000      5,000,000
*Student Loan Marketing Association Floating Rate Note,
   5.41%, due 11/24/97, next redemption date 7/02/96                                    2,000,000      1,999,816
Tennesee Valley Authority, 6.00%, due 1/15/97                                             100,000        100,009

TOTAL U.S. GOVERNMENT OBLIGATIONS                                                                     ==========
         (Cost $14,491,338)                                                                           14,491,338
                                                                                                      ----------

REPURCHASE AGREEMENTS - 9.3%
(Collateralized by U.S. government obligations - market value $32,927,954)
Paine Webber Incorporated, dated 12/31/96, 6.35%, due 1/02/97                          21,000,000     21,000,000
Prudential Bache Securities, dated 12/31/96, 6.75%, due 1/02/97                        11,550,000     11,550,000

TOTAL REPURCHASE AGREEMENTS                                                                           ==========
 (Cost $32,550,000)                                                                                   32,550,000
                                                                                                      ----------

TOTAL INVESTMENTS - 100%                                                                            ============
  (Cost $350,074,839)                                                                               $350,074,839
                                                                                                    ------------

* - Floating Rate as of 12/31/96.

See accompanying notes to financial statements



STATEMENTS OF ASSETS AND LIABILITIES
December 31, 1996

                                                           Mutual          Growth      Utilities                           Money
                                                             Fund           Stock          Stock            Bond          Market
                                                        Portfolio       Portfolio      Portfolio       Portfolio       Portfolio


Assets:

  Investments at market value*                         $85,570,890    $17,595,283     $7,032,966     $13,381,062   $317,524,839
  Repurchase agreements*                                51,661,000      6,968,000        914,000         225,000     32,550,000

  Cash                                                         520            689            583             581        248,915
  Receivable for securities sold                                 -              -              -       4,084,554              -
  Interest receivable                                      193,699          1,968            171         125,001      3,167,087
  Dividends receivable                                           -         32,852         18,560               -              -
  Prepaid/Other assets                                         644            140             16              89            844
  Unamortized organization costs                             4,924          2,545         31,150           2,545          2,545
                                                       ===========    ===========    ===========     ===========   ============

Total Assets                                           137,431,677     24,601,477      7,997,446      17,818,832    353,494,230
                                                       -----------    -----------    -----------     -----------   ------------

Liabilites:

  Payable for futures contract settlement                1,785,305        153,300              -           8,625              -
  Payable to corresponding Fund                                  -              -              -               -        505,357
  Payable to investment adviser                             91,065         21,868          6,264           6,077         46,355
  Accrued fund accounting fees                               4,248          2,648            644           1,910          6,313
  Other accrued liabilities                                 11,491          9,979         26,184          10,626          5,980
                                                       ===========    ===========    ===========     ===========   ============

Total Liabilities                                        1,892,109        187,795         33,092          27,238        564,005
                                                       -----------    -----------    -----------     -----------   ------------

Net Assets:

  Capital                                              134,989,964     21,250,165      7,184,627      17,906,157    352,930,225
  Net unrealized gain (loss) on investments                549,604      3,163,517        779,727       (114,563)              -
                                                       ===========    ===========    ===========     ===========   ============

Net Assets                                            $135,539,568    $24,413,682     $7,964,354     $17,791,594   $352,930,225
                                                       -----------    -----------    -----------     -----------   ------------

*Securities at cost                                    136,682,286     21,399,766      7,167,239      13,720,625    350,074,839

See accompanying notes to financial statements



STATEMENTS OF OPERATIONS
For the year ended December 31, 1996

                                                       Mutual          Growth      Utilities                               Money
                                                         Fund           Stock           Stock            Bond             Market
                                                    Portfolio       Portfolio       Portfolio       Portfolio          Portfolio


INVESTMENT INCOME - NET:
  Interest                                         $3,331,013        $599,916         $20,631        $983,788        $20,131,315
  Dividends                                           348,105         321,268         230,516               -                  -
                                                   ==========       =========        ========        ========        ===========

Total Investment Income                             3,679,118         921,184         251,147         983,788         20,131,315
                                                   ----------       ---------        --------        --------        -----------

Expenses:
  Investment advisory fees                          1,083,553         258,239          65,190          70,236          1,060,982
  Legal fees                                            1,543           2,040           1,535           1,543              1,522
  Audit fees                                           10,880           8,471          10,211           8,184             13,848
  Custodian fees                                       15,407           6,451           3,066           4,980             21,008
  Accounting fees                                      50,435          30,867           9,541          22,555             74,002
  Trustees fees and expenses                            4,870           7,192           5,558           4,956              4,938
  Insurance                                             2,382             536              51             340              3,913
  Amortization of organization cost                     5,453           4,992           8,996           4,992              4,992
  Other expenses                                        4,649           1,313           4,000             865              3,720
                                                   ==========       =========        ========        ========        ===========

 Total Expenses                                     1,179,172         320,101         108,148         118,651          1,188,925
  Investment advisory fees waived                           -               -               -         (10,890)         (512,876)
  Directed brokerage payments received                      -               -          (3,377)              -                  -
  Other directed payments received                    (10,397)              -               -               -                  -
                                                   ==========       =========        ========        ========        ===========

Total Expenses - net                                1,168,775         320,101         104,771         107,761            676,049
                                                   ----------       ---------        --------        --------        -----------

INVESTMENT INCOME - NET                             2,510,343         601,083         146,376         876,027         19,455,266
                                                   ----------       ---------        --------        --------        -----------

REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS:
  Net realized gain (loss) on futures contracts      (425,664)     (1,614,924)              -          41,147                  -
  Net realized gain (loss) on investments          11,000,788         301,314         348,392          (7,021)                 -
  Net change in unrealized appreciation
   (depreciation) of investments                   (5,130,740)      3,055,094         357,308        (776,915)                 -
                                                   ==========       =========        ========        ========        ===========

NET GAIN (LOSS) ON INVESTMENTS                      5,444,384       1,741,484         705,700        (742,789)                 -
                                                   ==========       =========        ========        ========        ===========

NET INCREASE IN NET ASSETS RESULTING
 FROM OPERATIONS                                   $7,954,727      $2,342,567        $852,076        $133,238        $19,455,266
                                                   ==========       =========        ========        ========        ===========

See accompanying notes to financial statements



STATEMENTS OF CHANGES IN NET ASSETS
For the Years Ended December 31,

                                                                                           Mutual                          Growth
                                                                                             Fund                           Stock
                                                                                        Portfolio                       Portfolio

                                                                               1996          1995           1996            1995


INCREASE (DECREASE) IN NET ASSETS:
OPERATIONS:
         Investment income - net                                            $2,510,343     $1,278,396       $601,083       $900,867
         Net realized gain (loss) on investments and futures contracts      10,575,124     15,554,692     (1,313,610)     4,316,033
         Net change in unrealized appreciation
           (depreciation) of investments                                    (5,130,740)     5,680,803      3,055,094        111,506
                                                                            -----------    ----------     -----------     ---------

Net increase in net assets resulting from operations                         7,954,727     22,513,891      2,342,567      5,328,406
                                                                            -----------    ----------     -----------     ---------

TRANSACTIONS OF INVESTORS' BENEFICIAL INTERESTS:
         Contributions                                                      32,575,692     34,671,819      4,020,512      1,680,821
         Withdrawals                                                       (27,099,980)   (18,261,284)    (6,486,427)    (4,640,744)
                                                                            -----------    ----------     -----------     ---------

         Net increase (decrease) in net assets resulting from
           transactions of investors' beneficial interests                   5,475,712     16,410,535     (2,465,915)    (2,959,923)
                                                                            -----------    ----------     -----------     ---------

TOTAL INCREASE (DECREASE) IN NET ASSETS                                     13,430,439     38,924,426       (123,348)     2,368,483
                                                                            ===========    ==========     ===========     =========

NET ASSETS - Beginning of period                                           122,109,129     83,184,703     24,537,030     22,168,547
                                                                            ===========    ==========     ===========     =========

NET ASSETS - End of period                                                $135,539,568   $122,109,129    $24,413,682    $24,537,030
                                                                            ===========    ==========     ===========     =========


                                      B-49



                                                                                         Utilities
                                                                                             Stock                           Bond
                                                                                         Portfolio                      Portfolio

                                                                               1996          1995*          1996             1995


INCREASE (DECREASE) IN NET ASSETS:
OPERATIONS:
         Investment income - net                                             $146,376       $29,889        $876,027      $841,854
         Net realized gain (loss) on investments and futures contracts        348,392        (1,067)         34,126       988,487
         Net change in unrealized appreciation
           (depreciation) of investments                                      357,308       422,419        (776,915)      667,977
                                                                          -----------    ----------     -----------     ---------

Net increase in net assets resulting from operations                          852,076       451,241         133,238     2,498,318
                                                                          -----------    ----------     -----------     ---------

TRANSACTIONS OF INVESTORS' BENEFICIAL INTERESTS:
         Contributions                                                      5,138,546     3,908,655       4,220,008     2,890,694
         Withdrawals                                                       (2,317,138)      (69,026)     (2,627,674)   (2,330,962)
                                                                          -----------    ----------     -----------     ---------

         Net increase (decrease) in net assets resulting from
           transactions of investors' beneficial interests                  2,821,408     3,839,629       1,592,334       559,732
                                                                          -----------    ----------     -----------     ---------

TOTAL INCREASE (DECREASE) IN NET ASSETS                                     3,673,484     4,290,870       1,725,572     3,058,050
                                                                          ===========    ==========     ===========     =========

NET ASSETS - Beginning of period                                            4,290,870             -      16,066,022    13,007,972
                                                                          ===========    ==========     ===========     =========

NET ASSETS - End of period                                                 $7,964,354    $4,290,870     $17,791,594   $16,066,022
                                                                          ===========    ==========     ===========     =========


                                      B-50



                                                                                                  Money
                                                                                                 Market
                                                                                              Portfolio

                                                                                1996               1995


INCREASE (DECREASE) IN NET ASSETS:
OPERATIONS:
         Investment income - net                                             $19,455,266        $11,720,462
         Net realized gain (loss) on investments and futures contracts                 -                  -
         Net change in unrealized appreciation
           (depreciation) of investments                                               -                  -
                                                                           -------------       ------------

Net increase in net assets resulting from operations                          19,455,266         11,720,462
                                                                           -------------       ------------

TRANSACTIONS OF INVESTORS' BENEFICIAL INTERESTS:
         Contributions                                                     1,414,075,891        753,617,719
         Withdrawals                                                      (1,335,249,306)      (735,213,083)
                                                                           -------------       ------------

         Net increase (decrease) in net assets resulting from
           transactions of investors' beneficial interests                    78,826,585         18,404,636
                                                                           -------------       ------------

TOTAL INCREASE (DECREASE) IN NET ASSETS                                       98,281,851         30,125,098
                                                                           =============       ============

NET ASSETS - Beginning of period                                             254,648,374        224,523,276
                                                                           =============       ============

NET ASSETS - End of period                                                  $352,930,225       $254,648,374
                                                                           =============       ============

*For the period June 21, 1995 through December 31, 1996

See accompanying notes to financial statements



FINANCIAL HIGHLIGHTS
Ratios/Supplemental Data

MUTUAL FUND PORTFOLIO

                                                                               Year Ended December 31,

                                                                 1996              1995         1994         1993


Net Assets, End of Period ($000)                                 135,540           122,109       83,185       81,605
Ratio of Expenses to Average Net Assets*                            0.87%             0.95%        1.01%        1.03%
Ratio of Net Investment Income to Average Net Assets                1.86%             1.26%        2.76%        0.09%
Portfolio Turnover Rate                                           297.41%           186.13%      168.17%      279.56%

*Ratio of expenses both with and without effect of directed payments

GROWTH STOCK PORTFOLIO

                                                                                                        For The Period May 1, 1992
                                                                Year Ended December 31,                       to December 31, 1992
                                                           1996           1995         1994        1993


Net Assets, End of Period ($000)                         24,414          24,537       22,169       26,172             25,556
Ratio of Expenses to Average Net Assets                    1.24%           1.25%        1.23%        1.23%              1.22% 1
Ratio of Net Investment Income to Average Net Assets       2.33%           3.78%        2.35%        0.99%              2.04% 1
Portfolio Turnover Rate                                   81.66%         337.57%      102.76%       99.54%            129.44%
Average brokerage commission per share 2                  $0.091          $0.0806         N/A          N/A               N/A

1 Annualized
2 Represents the total dollar amount of commissions paid on portfolio transactions divided by the total number of shares purchased and sold by the Portfolio for which commissions were charged.

UTILITY STOCK PORTFOLIO

                                                                                                               For The Period
                                                                                For The Year Ended            June 21, 1995 *
                                                                                 December 31, 1996       to December 31, 1995


Net Assets, End of Period ($000)                                                             7,964          4,291
Ratio of Expenses to Average Net Assets                                                      1.61%          2.32% 1
Ratio of Net Investment Income to Average Net Assets                                         2.24%          2.09% 1
Ratio of Expenses to Average Net Assets before directed brokerage payments                   1.66%          2.40% 1
Ratio of Net Investment Income to Average Net Assets before
 directed brokerage payments                                                                 2.19%          2.01% 1
Portfolio Turnover Rate                                                                     50.79%          5.06%
Average brokerage commission per share 2                                                    $0.060        $0.0600

1 Annualized
2 Represents the total dollar amount of commissions paid on portfolio transactions divided by the total number of shares purchased and sold by the Portfolio for which commissions were charged.
* Date of commencement of operations

See accompanying notes to financial statements



FINANCIAL HIGHLIGHTS
Ratios/Supplemental Data

BOND PORTFOLIO

                                                                                                          For The Period May 1, 1992
                                                                     Year Ended December 31,              to December 31, 1992
                                                            1996         1995         1994      1993


Net Assets, End of Period ($000)                          17,792       16,066       13,008       13,178       11,126
Ratio of Expenses to Average Net Assets                     0.61%        0.57%        0.56%        0.60%        0.58% 1
Ratio of Net Investment Income to Average Net
  Assets                                                    4.99%        5.82%        4.15%        4.62%        5.40% 1
Ratio of Expenses to Average Net Assets, before
  waiver of fees                                            0.68%        0.71%        0.70%        0.71%        0.80% 1
Ratio of Net Investment Income to Average Net
  Assets, before waiver of fees                             4.92%        5.68%        4.01%        4.51%        5.18% 1
Portfolio Turnover Rate                                   778.59%      232.34%      707.57%      235.74%      132.53%

1 Annualized

MONEY MARKET PORTFOLIO

                                                                                                               For The Period
                                                                                                                  May 1, 1992
                                                                  Year Ended December 31,                  to Dec. 31, 1992
                                                         1996          1995           1994         1993


Net Assets, End of Period ($000)                        352,930       256,126       224,523       200,148       244,272
Ratio of Expenses to Average Net Assets                   0.19%         0.21%         0.19%         0.19%         0.18% 1
Ratio of Net Investment Income to Average
 Net Assets                                               5.34%         5.87%         4.28%         3.09%         3.60% 1
Ratio of Expenses to Average Net Assets,
 before waiver of fees                                    0.33%         0.37%         0.39%         0.40%         0.40% 1
Ratio of Net Investment Income to Average
 Net Assets, before waiver of fees                        5.20%         5.70%         4.08%         2.88%         3.38% 1
Portfolio Turnover Rate                                     N/A           N/A           N/A           N/A           N/A

1 Annualized

See accompanying notes to financial statements


NOTES TO FINANCIAL STATEMENTS
December 31, 1996

1.  SIGNIFICANT ACCOUNTING POLICIES

Each separate Portfolio (the "Portfolios") is registered under the Investment Company Act of 1940, as amended, as a no-load, open-end management investment company which was organized as a trust under the laws of the State of New York. Each Declaration of Trust permits the Trustees, who are the same for all the Portfolios, to issue beneficial interests in each Portfolio. The following is a summary of significant accounting policies followed by the Portfolios.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investments - Money market securities held in the Money Market Portfolio are valued at amortized cost, which approximates market value in accordance with Rule 2a-7 of the Investment Company Act of 1940. Money market securities held in the four remaining Portfolios maturing more than sixty days after the valuation date are valued at the last sales price as of the close of business on the day of valuation, or, lacking any sales, at the most recent bid price or yield equivalent as obtained from dealers that make markets in such securities. When such securities are valued within sixty days or less to maturity, the difference between the valuation existing on the sixty-first day before maturity and maturity value is amortized on a straight-line basis to maturity. Securities maturing within sixty days from their date of acquisition are valued at amortized cost.

Securities which are traded on stock exchanges are valued at the last sales price as of the close of business of the New York Stock Exchange on the day of valuation, or, lacking any sales, at the closing bid prices. Securities traded on the over-the-counter market are valued at the most recent bid price or yield equivalent as obtained from one or more dealers that make markets in such securities. Mutual funds are valued at the daily redemption value determined by the underlying fund. Valuations in The Bond Portfolio are determined as of 3:00 p.m. Eastern time.

Repurchase Agreements - It is the Portfolios' policy to take possession of the collateral for repurchase agreements before payment is made to the seller. Market value of the collateral must be at least 100% of the amount of the repurchase agreement.

Options & Futures - Each Portfolio except the Money Market Portfolio may engage in transactions in financial futures contracts and options as a hedge against the change in market value of the securities held in the portfolio, or which it intends to purchase. The expectation is that any gain or loss on such transactions will be substantially offset by any gain or loss on the securities in the underlying portfolio or on those which are being considered for purchase.

To the extent that the Portfolio enters into futures contracts on an index or group of securities the Portfolio exposes itself to an indeterminate liability and will be required to pay or receive a sum of money measured by the change in the market value of the index. Upon entering into a futures contract the Portfolio is required to deposit either cash or securities in an amount ("initial margin") equal to a certain percentage of the contract value. Subsequent payments ("variation margin") equal to changes in the daily settlement price or last sale on the exchanges where they trade are paid or received each day and are recorded as a gain or loss on futures contracts.

Call and put option contracts involve the payment of a premium for the right to purchase or sell an individual security or index aggregate at a specified price until the expiration of the contract. Such transactions expose the Portfolio to the loss of the premium paid if the Portfolio does not sell or exercise the contract prior to the expiration date. In the case of a call option, sufficient cash or money market instruments will be segregated to complete the purchase. Options are valued on the basis of the daily settlement price or last sale on the exchanges where they trade and the changes in value are recorded as an unrealized gain or loss until sold, exercised or expired. In the case of a written option, premiums received by each portfolio upon writing the option are recorded in the liability section of the Statement of Assets and Liabilities and are subsequently adjusted to current market value. When the written option is closed, exercised or expired, the portfolio realizes a gain or loss and the liability is eliminated. During the period ended December 31, 1996 the Portfolios wrote the following option contracts:


                                              GROWTH STOCK PORTFOLIO                             BOND PORTFOLIO

                                    Number of Contracts      Number of Premiums    Number of Contracts     Number of Premiums


Outstanding at Beginning of Period         3,300                $4,881,362                 20                $10,850

Options Written                                -                         -                  -                      -
Options Terminated                        (3,300)               (4,881,362)               (20)              (10,850)
                                          ======                ==========               =====              ========

Outstanding at End of Period                   0                        $0                  0                     $0


Income Taxes - It is the Portfolios' policy to comply with the requirements of the Internal Revenue Code applicable to it. Therefore, no Federal income tax provision is required.

Organizational Costs - The costs related to the organization of each of the five Portfolios have been deferred and are being amortized by each Portfolio on a straight-line basis over a five-year period.

Other - The Portfolios follow industry practice and record security transactions on the trade date. Gains and losses on security transactions are determined on the specific identification basis. Dividend income is recognized on the ex-dividend date, and interest income (including amortization of premium and discount) is recognized as earned.

2.  INVESTMENT ADVISORY, AND OTHER AGREEMENTS WITH AFFILIATES

R. Meeder & Associates (RMA), a wholly-owned subsidiary of Muirfield Investors, Inc. (MII), provides the Portfolios with investment management, research, statistical and advisory services, and pays certain other expenses of the Portfolios. Miller/Howard Investments, Inc. (Subadviser) serves as the Utilities Stock Portfolio's Subadviser under an Investment Subadvisory Agreement between RMA and the Subadviser. For such services the Portfolios pay monthly a fee based upon the average daily value of each Portfolios' net assets at the following annual rates: Mutual Fund, Growth Stock, and Utilities Stock Portfolio, 1% of average net assets up to $50 million, 0.75% of average net assets exceeding $50 million up to $100 million and 0.60% of average net assets exceeding $100 million; Bond Portfolio, 0.40% of average net assets up to $100 million and 0.20% of average net assets exceeding $100 million; Money Market Portfolio, 0.40% of average net assets up to $100 million and 0.25% of average net assets exceeding $100 million. During the year ended December 31, 1996, RMA voluntarily waived a portion of its investment advisory fees in the Money Market and Bond Portfolios.

Mutual Funds Service Co., (MFS), a wholly-owned subsidiary of MII, serves as accounting services agent for all of the Portfolios. The minimum annual fee for all such services for the Mutual Fund, Growth Stock, Bond, and Utilities Stock Portfolios is $7,500. Subject to the applicable minimum fee, each Portfolio's annual fee, payable monthly, is computed at the rate of 0.15% of the first $10 million, 0.10% of the next $20 million, 0.02% of the next $50 million, and 0.01% in excess of $80 million of the respective Portfolio's average net assets. In the Money Market Portfolio the minimum annual fee for accounting services is $30,000. Subject to the applicable minimum fee, the Money Market Portfolio's annual fee, payable monthly, is computed at the rate of 0.15% of the first $10 million, 0.10% of the next $20 million, 0.02% of the next $50 million and 0.01% in excess of $80 million of the Portfolio's average net assets.

Certain officers and/or trustees of the Funds and each Portfolio are officers and/or directors of MII, RMA and MFS.

3. PURCHASES AND SALES OF INVESTMENTS

Purchases and sales of investments, excluding short-term investments and U.S. Government and agency obligations for the year ended December 31, 1996 were as follows:


                                        Purchases               Sales


Mutual Fund Portfolio                  $127,926,031         $179,435,771
Growth Stock Portfolio                 $  2,990,564         $    792,118
Utilities Stock Portfolio              $  5,484,900         $  3,084,727


As of December 31, 1996, the aggregate cost of investments and net unrealized appreciation (depreciation) for Federal income tax purposes was comprised of the following:


                                                                               Net Unrealized
                                              Unrealized        Unrealized       Appreciation
                              Investment    Appreciation      Depreciation      (Depreciation)
                                    Cost  of Investments    of Investments      of Investments


Mutual Fund Portfolio       $136,682,286     $1,034,293         $(484,688)        $549,605
Growth Stock Portfolio       $21,399,766     $3,267,845         $(104,329)      $3,163,516
Bond Portfolio               $13,720,625            $54         $(114,617)       $(114,563)
Utilities Stock Portfolio     $7,167,239       $902,962         $(123,235)        $779,727


Independent Auditors' Report

To the Shareholders and Board of Trustees of the Mutual Fund Portfolio, Growth Stock Portfolio, Utilities Stock Portfolio, Bond Portfolio, and Money Market
Portfolio:

We have audited the accompanying statements of assets and liabilities of the Mutual Fund Portfolio, Growth Stock Portfolio, Utilities Stock Portfolio, Bond Portfolio and Money Market Portfolio, including the portfolios of investments, as of December 31, 1996, and the related statements of operations, statements of changes in net assets and the financial highlights for each of the periods indicated herein. These financial statements and the financial highlights are the responsibility of the Portfolios' management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included verification of securities owned as of December 31, 1996, by correspondence with the custodian and other appropriate audit procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Mutual Fund Portfolio, Growth Stock Portfolio, Utilities Stock Portfolio, Bond Portfolio and Money Market Portfolio at December 31, 1996, the results of their operations, the changes in their net assets and the financial highlights for each of the periods indicated herein, in conformity with generally accepted accounting principles.

                                                         KPMG Peat Marwick LLP
Columbus, Ohio
January 31, 1997

                                     PART C

     ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  FINANCIAL STATEMENTS

          The following report and financial statement are incorporated by reference in Part B: Portfolio of Investments - December 31, 1996; Statements of Assets and Liabilities - December 31, 1996; Statements of Operations - for the year ended December 31, 1996; Statements of Changes in Net Assets for the periods ended December 31, 1996 and 1995; Financial Highlights for the periods indicated therein; Notes to Financial Statements; Independent Auditors' Report dated January 31, 1997.

     (b)  EXHIBITS

          *1.  Declaration of Trust of the Registrant.

          *2.  By-Laws of the Registrant.

          *5. (a) Form of Investment Advisory Agreement between the Registrant and R. Meeder & Associates, Inc.

               (b) Form of Investment Subadvisory Agreement among the Registrant, R. Meeder & Associates, Inc. and Sector Capital Management, L.L.C. is filed herewith.

               (c) Form of Investment Sub-subadvisory Agreement among the Registrant, Sector Capital Management, L.L.C. and each of the Sub-subadvisors is filed herewith.

          *6. Form of Exclusive Placement Agent Agreement between the Registrant and Signature Broker-Dealer Services, Inc.

          **8. Form of Custody Agreement between the Registrant and Star Bank,
               N.A., Cincinnati.

-------------------

     *Filed April 30, 1992.
     **Filed June 8, 1992 and incorporated herein by reference.

          **9.(a) Form of Administration Agreement between the Registrant and
               Mutual Funds Service Co. (MFSCo)

          (b) Form of Accounting Services Agreement between the Registrant and MFSCo.


          11. Consent of KPMG Peat Marwick LLP, Independent Certified Public Accountants, is filed herewith.

          **13. Investment representation letters of initial investors.

          19. Powers of Attorneys of Trustees of Registrant -- previously filed and incorporated herein by reference; however, Powers of Attorney of new Trustees of Registrant are filed herewith.

ITEM 25.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT.

          Not  applicable.

ITEM 26.  NUMBER OF HOLDERS OF SECURITIES.

               (1)                                       (2)
          TITLE OF CLASS                       NUMBER OF RECORD HOLDERS
          Beneficial Interests                 2 (as of December 31, 1996)

ITEM 27.  INDEMNIFICATION.

     Reference is hereby made to Article V of the Registrant's Declaration of Trust, filed as Exhibit 1 to Registrant's initial Registration Statement on April 30, 1992.

     The Trustees and officers of the Registrant are insured under an errors and omissions liability insurance policy and under the fidelity bond required by Rule 17g-1 under the Investment Company Act of 1940 (the "1940 Act").

ITEM 28.  BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER.

          Not  applicable.

ITEM 29.  PRINCIPAL UNDERWRITERS.

          Not  applicable.

ITEM 30.  LOCATION OF ACCOUNTS AND RECORDS.

     The accounts and records of the Registrant are located, in whole or in part, at the office of the Registrant and the following locations:

NAME                                                 ADDRESS

R. Meeder & Associates, Inc.                         6000 Memorial Drive
  (investment adviser)                               Dublin, OH  43017

Mutual Funds Service Co.                             6000 Memorial Drive
   (transfer and accounting                          Dublin, OH  43017
     services agent)

Star Bank, N.A., Cincinnati                          Star Bank Center
  (custodian)                                        425 Walnut Street
                                                     Cincinnati, OH  45202

ITEM 31.  MANAGEMENT SERVICES.

          Not  applicable.

ITEM 32.  UNDERTAKINGS.

          Not  applicable.

                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin and State of Ohio on the 29th day of April, 1997.

                                           GROWTH STOCK PORTFOLIO



                                           By /s/ Donald F. Meeder
                                              ------------------------
                                              Donald F. Meeder
                                              Secretary/Treasurer